UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.     )
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☐	Soliciting Material Pursuant to Section 240.14a-12
Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
(414) 342-4680

March 15, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., we cordially invite you to attend the 2013 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 27, 2013, at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

This year, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials and ensures that proxy materials remain easily accessible to shareholders and that shareholders receive clear instructions for receiving materials and voting. It has the added advantage of being better for the environment.

On March 15, 2013, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this process, including how to access our Proxy Statement and 2012 Annual Report on Form 10-K and how to vote by the Internet, mail, telephone or written ballot. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a printed copy of the Proxy Statement and 2012 Annual Report on Form 10-K. Please note that the Notice of Internet Availability of Proxy Materials also contains instructions on how to access the Harley-Davidson 2012 Annual Review, which is available for you to view electronically but is not available in print form.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2013

The 2013 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin, on Saturday, April 27, 2013 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To elect thirteen directors to the Board of Directors;

2. To approve, by advisory vote, the compensation of our named executive officers;

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2013; and

4. To take action upon any other business as may properly come before the 2013 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2013 Annual Meeting.

The Board of Directors fixed the close of business on February 27, 2013 as the record date for determining shareholders entitled to notice of and to vote at the 2013 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Paul J. Jones Secretary

Milwaukee, Wisconsin
March 15, 2013

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using the Internet. Alternatively, after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K, you can mark your votes on the proxy card, sign and date it, and mail it in the postage-paid envelope we provided with it. You may vote your shares by phone by requesting a printed copy of the Proxy Statement and Annual Report on Form 10-K or by viewing the proxy materials at http://www.proxyvote.com at which time a toll-free number will be provided. You will need a touch tone telephone to vote by phone. Instructions for using these convenient services are set forth on the Notice of Internet Availability of Proxy Materials.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2013 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

5

PROXY STATEMENT

3700 West Juneau Avenue
Milwaukee, Wisconsin 53208

March 15, 2013

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2013 Annual Meeting of Shareholders to be held on April 27, 2013 and at any adjournment or postponement of that meeting (the “Annual Meeting”).

We first mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 15, 2013. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and 2012 Annual Report on Form 10-K, over the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials by following the instructions we provide below and in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via the Internet, mail, telephone or written ballot. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions we provide below.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two business segments: the motorcycles and related products segment and the financial services segment. “Motor Company” refers to our motorcycles and related products segment subsidiaries, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” generally refers to our financial services segment, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:
(1) To elect thirteen directors to the Board of Directors; (2) to approve, by advisory vote, the compensation of our named executive officers; (3) to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2013; and (4) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and this Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2012 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Can Attend the Annual Meeting?

A:
All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder's right to attend the Annual Meeting and to vote in person.  To attend the Annual Meeting, please follow these instructions:

If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to enter the Annual Meeting, please bring a form of photo identification and either (1) proof of your ownership of our common stock or (2) the Notice of Internet Availability of Proxy Materials; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to enter the Annual Meeting please bring a copy of a brokerage statement reflecting your ownership of our common stock or other proof of ownership through such broker, bank or nominee and a form of photo identification.

Q:	What Constitutes a Quorum?

A:
A majority of the 225,496,766 shares of our stock outstanding on February 27, 2013 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Who Is Entitled to Vote?

A:
Only holders of the 225,496,766 shares of our common stock outstanding as of the close of business on February 27, 2013 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How Do I Vote?

A:
If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on February 27, 2013, then you may vote (1) by using the Internet at http://www.proxyvote.com, (2) in person at the Annual Meeting, (3) by mail or telephone after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K and following the instructions set forth on the proxy card, or (4) by phone after reviewing the Proxy Statement and Annual Report on Form 10-K at http://www.proxyvote.com. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will provide instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	What Is the Effect of Not Voting at the Annual Meeting?

A:
The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 3, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Can I Change My Vote After I Submit My Proxy?

A:
Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:
We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements; (ii) to allow for the tabulation of votes and certification of the vote; and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on three company proposals:

Proposal 1: Election of Directors

Election of thirteen directors, with the following as the Board of Directors’ nominees:

1.	Barry K. Allen;

2.	R. John Anderson;

3.	Richard I. Beattie;

4.	Martha F. Brooks;

5.	Michael J. Cave;

6.	George H. Conrades;

7.	Donald A. James;

8.	Sara L. Levinson;

9.	N. Thomas Linebarger;

10.	George L. Miles, Jr.;

11.	James A. Norling;

12.	Keith E. Wandell; and

13.	Jochen Zeitz

Proposal 2: Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

We are seeking shareholder approval of the compensation of our named executive officers.

Proposal 3: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2013. We are seeking shareholder ratification of that selection.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

FOR election of the thirteen nominees of the Board of Directors (see Proposal 1);
FOR approval, by advisory vote, of the compensation of our named executive officers (see Proposal 2); and
FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	What Vote Is Required to Approve Each Proposal?

A:
Our By-laws have a majority vote standard for Proposal 1, the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require that the votes cast “for” the proposal exceed the votes cast “against” the proposal: Proposal 2, the approval, by advisory vote, of the compensation of our named executive officers, and Proposal 3, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2013.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:
No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare and Solicit the Proxies?

A:
We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses.

Q:	How Can I Obtain Printed Copies of the Proxy Materials?

A:	If you are a shareholder. you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice of Internet Availability of Proxy Materials.

If you want to receive a printed copy of this Proxy Statement, proxy card and/or Annual Report on Form 10-K, you must request one. There is NO charge by the company for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:    www.proxyvote.com
2) BY TELEPHONE:     1-800-579-1639
3) BY EMAIL        sendmaterial@proxyvote.com

If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice of Internet Availability of Proxy Materials in the email subject line. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Requests, instructions and inquiries sent to the email address above for purposes other than requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K will NOT be reviewed or accomodated. Please make the request as instructed above on or before April 13, 2013, to facilitate delivery prior to the Annual Meeting. After April 13, 2013, you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a voting card, by contacting the company's Investor Relations Department directly by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:
We operate in two business segments: the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes the Motor Company. The financial services segment includes HDFS.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and key individuals of Harley-Davidson that we refer to as the Senior Leadership Group.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company and HDFS and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of February 27, 2013, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy, Business Development and Sustainability of the Motor Company	45
We have employed Mr. Baker for approximately 20 years.

Joanne M. Bischmann, Vice President, Communications of Harley-Davidson	51
We have employed Ms. Bischmann for approximately 23 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	45
We have employed Ms. Calaway for approximately 15 years.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	56
We have employed Mr. Hund for approximately 4 years and previously employed him for approximately 5 years prior to 2008.

Paul J. Jones, Vice President, General Counsel, Secretary and Chief Compliance Officer of Harley-Davidson	42
We have employed Mr. Jones for approximately 3 years.

Matthew S. Levatich, President and Chief Operating Officer of the Motor Company	48
We have employed Mr. Levatich for approximately 19 years.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	52
We have employed Mr. Olin for approximately 10 years.

Keith E. Wandell, Chairman of the Board, President and Chief Executive Officer of Harley-Davidson	63
We have employed Mr. Wandell for approximately 4 years.

Except for John Baker, who has served in his current capacity for more than five years, we have employed the executive officers identified below in their respective current capacities for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:

Ms. Bischmann has been with Harley-Davidson since 1990 and currently serves as our Vice President, Communications. From January 2007 to April 2010, she was our Vice President, Licensing and Special Events. She served as Vice President of Marketing from May 1996 to December 2006.

Ms. Calaway has served as our Vice President, Human Resources since February 2010. She served as our Assistant General Counsel and Chief Compliance Counsel from January 2008 until January 2010. From July 2004 to December 2007, Ms. Calaway served as Associate General Counsel of the Motor Company.

Mr. Hund has served as the President and Chief Operating Officer of HDFS since June 2009. From November 2008 through June 2009, Mr. Hund served as Executive Vice President and Chief Financial Officer of Tygris Commercial Finance Group, Inc., a commercial finance and leasing company. From December 2007 through October 2008, Mr. Hund served as Vice President and Chief Financial Officer of Bridge Finance Group, a commercial finance company. From July 2006 to January 2007, Mr. Hund served as Interim Chief Operating Officer of HDFS. From February 2002 to December 2007, Mr. Hund served as the Vice President and Chief Financial Officer of HDFS.

Mr. Jones became our Vice President, General Counsel, Secretary and Chief Compliance Officer in July 2010. Prior to joining our company, Mr. Jones served as the Vice President, General Counsel and Secretary of Regal Beloit Corporation, a manufacturing company, from September 2006 through June 2010. Mr. Jones was a Partner/Attorney at the law firm Foley & Lardner LLP from August 1998 to August 2006.

Mr. Levatich has served as the President and Chief Operating Officer of the Motor Company since May 2009. From August 2008 through April 2009, Mr. Levatich served as President and Managing Director of MV Agusta S.P.A., our former subsidiary. From November 2007 through July 2008, Mr. Levatich was Vice President and General Manager of Parts and Accessories and Custom Vehicle Operations of the Motor Company. From October 2003 to October 2007, Mr. Levatich was Vice President of Materials Management of the Motor Company. From 1994 to 2003, Mr. Levatich held other positions with the Motor Company.

Mr. Olin has served as our Senior Vice President and Chief Financial Officer since September 2009. From May 2009 through September 2009, Mr. Olin served as Acting Chief Financial Officer of Harley-Davidson, and from May 2003 through April 2009, Mr. Olin served as Vice President and Controller of the Motor Company.

Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since May 2009. Prior to joining the company, Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 through April 2009. Mr. Wandell previously served as Executive Vice President of Johnson Controls from May 2005 to July 2006, Corporate Vice President of Johnson Controls from January 1997 to May 2005, President of the Automotive Experience business of Johnson Controls from August 2003 to July 2006 and President of the Power Solutions business of Johnson Controls from October 1998 to August 2003. Mr. Wandell joined Johnson Controls in 1998.

In addition to the executive officers listed above, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 16 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:
Yes. Our Board of Directors first appointed a Chief Compliance Officer in 2004. Paul J. Jones, our Vice President, General Counsel and Secretary, is our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management gives quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a global compliance and ethics program staffed with an assistant general counsel who reports to Mr. Jones and other employees who manage corporate governance, compliance and records management. The Audit Committee receives quarterly reports on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:
Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the

Disclosure Committee comprised of the Chief Financial Officer and the General Counsel is authorized to fulfill the functions of the Disclosure Committee. The Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K and Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines. We are not including the information available through our website as a part of this Proxy Statement.

Q:     Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:
Yes. We adopted the Policy for Managing Disclosure of Non-Public Material Information in November 2001, and it was last amended in January 2012. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Non-Public Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:
Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Board of Directors and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:
The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Non-Public Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee, Human Resources Committee and Sustainability Committee, our By-laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement. As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:     Does the company have a Code of Business Conduct?

A:
The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in each of 2003 and 2012. Our Code of Business Conduct applies to all of our employees, including all executives and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in ten languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party website over the Internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”

Q:	Does the company have a Financial Code of Ethics?

A:
Employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics via the Code of Business Conduct reporting line or directly to the Chairperson of the Audit Committee, in care of our Secretary: Harley-Davidson, Inc.,

3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc.

Q:	How May I Contact the Members of the Board of Directors?

A:
The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Keith E. Wandell, the Chairman of the Board, Richard I. Beattie, the Presiding Director (who is the contact for those who wish to communicate with non-management directors), or any other director may do so by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	Does the Company Have a Presiding Director?

A:
In February 2012, the Board named Richard I. Beattie as Presiding Director. Mr. Beattie has been an outside director of Harley-Davidson since 1996. The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:
Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2014 annual meeting of shareholders, we must receive the recommendation on or before November 15, 2013. Under “Nominating and Corporate Governance Committee,” we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1
ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. The entire Board is elected annually. The Board currently consists of thirteen members with terms that expire at the Annual Meeting.

Our By-laws have a majority vote standard for the election of directors. The By-laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

We have identified the thirteen director nominees that the Board of Directors has nominated below. All thirteen nominees have advised us that they will serve if elected.

The thirteen nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each nominee of the Board of Directors:

•	name;

•	age as of February 27, 2013;

•	principal occupations for at least the past five years;

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years; and

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company.

Under our By-laws, no person may be elected as a director of the company after such person’s 75th birthday, except as the Board may otherwise approve in advance of such election. In light of the strategic transformation that the company is undertaking, the Board believes retaining a retirement policy for directors while allowing for discretion by the Board to make exceptions to the policy when it deems it to be in the best interests of the company is a prudent balance of succession planning for members of the Board and ensuring continuity in the leadership of the company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING
THIRTEEN NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors

BARRY K. ALLEN, 64, has been a director since 1992.

Mr. Allen is currently an Operating Partner at Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in 2000. From 2004 to 2007, Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from 1999 until 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from 1995 to 1999. Mr. Allen holds a master's degree of business administration from Boston University and has expertise in international business matters and operations, particularly in the telecommunications area. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc., and BCE Inc., Canada's largest communications company. Mr. Allen served as Chairman of our Board from 2009 through February 7, 2012, and previously served as the Presiding Director of our Board commencing in 2002. Mr. Allen's expertise in international business matters and operations combined with his extensive business experience and diligent and thoughtful service as a director over the years have provided him with a solid understanding of the company and the industry in which it operates, making him an extremely valuable member of the Board.

R. JOHN ANDERSON, 62, elected as a director since 2010.
Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a privately held company that designs and markets jeans, casual wear and related accessories, from 2006 to 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he served as President of the Company's Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson's decades of service with Levi Strauss & Co., a business that develops and markets consumer products and apparel, is extremely helpful to the Board in light of the nature of our businesses.

RICHARD I. BEATTIE, 73, has been a director since 1996.

Mr. Beattie is currently Senior Chairman of Simpson Thacher & Bartlett LLP, a law firm. Mr. Beattie had served as Chairman of that law firm from 2004 to December 31, 2012. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter's administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton's administration. From 1995 to 1997, Mr. Beattie served as President Clinton's Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is our Presiding Director (since February 7, 2012) and is the Chair of our Board's Nominating and Corporate Governance Committee. His experience advising companies on corporate transactions and corporate governance issues makes him an extremely valuable member of the Board. Mr. Beattie's service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

MARTHA F. BROOKS, 53, has been a director since 2009.
Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., an aluminum rolling and recycling company, from 2007 to 2009. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan, Inc. completed a spinoff of Novelis. Ms. Brooks served as President of the Americas and Asia Rolled Products business of Alcan, Senior Vice President of Alcan and President of Alcan Aluminum Corporation from 2002 to 2004. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a master's degree of business administration from Yale University. She has expertise in general management, international business, operations, marketing and business development. Ms. Brooks is also a director of Bombardier Inc. and Jabil Circuit, Inc. and was a director of International Paper Company from 2003 to 2009. Ms. Brooks is the Chair of our Board's Human Resources Committee. Ms. Brooks' expertise in management, international business, operations, marketing and business development enables her to provide the Board with invaluable knowledge and guidance. Her service on other boards of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

MICHAEL J. CAVE, 52, has been a director since December 2012.

Since 2010, Mr. Cave has served as a Senior Vice President of The Boeing Company, the world's leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft, and President of Boeing Capital Corp., a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing's commercial airplane and space and defense products. Mr. Cave had served as senior vice president of business development and strategy for Boeing, as senior vice president/chief financial officer of Boeing Commercial Airplanes and as vice president, finance for Boeing Information, Space & Defense Systems from 1998 through 2010. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing's defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business for 2006 by Hispanic Engineer and Information Technology magazine. Mr. Cave was recommended as a director candidate by a third-party search firm. He holds a bachelor's degree in engineering from Purdue University. Mr. Cave's skills, expertise and experience in engineering and financial services make him an extremely valuable member of the Board.

GEORGE H. CONRADES, 74, has been a director since 2002

Mr. Conrades is Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from 1997 to 1998, following that firm's acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a master's degree of business administration from the University of Chicago Graduate School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He was a director of Cardinal Health, Inc. from 1999 to 2008 and is currently a director of Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades has decades of technology leadership and sales experience. He brings vital strategic, operating and leadership expertise to the Board. Further, his service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

DONALD A. JAMES, 69, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution. Mr. James resides in Canada. His international motorcycle distribution experience and his long-term relationship with Harley-Davidson allow him to provide the Board with valuable recommendations and insight.

SARA L. LEVINSON, 62, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. Ms. Levinson previously served as President of the Women's Group of Rodale, Inc., the world's leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a master's degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy's, Inc. Ms. Levinson's experience as an executive of a trademark licensing company and as a director of a retail merchandising company allow her to bring insightful guidance to the Board regarding our company and the industry in which it operates. Her service on another board of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

N. THOMAS LINEBARGER, 50, has been a director since 2008.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since January 2012. Mr. Linebarger had served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins' Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins' Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a master's degree of business administration from the Stanford Graduate School of Business and a master's degree in manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings). Mr. Linebarger's background, experience and expertise in finance, engineering, international business matters and operations are extremely valuable to the Board. His service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

GEORGE L. MILES, JR., 71, has been a director since 2002.

Mr. Miles is the Chairman Emeritus of Chester Engineers, Inc., a provider of water and wastewater engineering solutions, a position he has held since April, 2012. Mr. Miles previously served as Executive Chair of Chester Engineers, Inc. from 2010 until April, 2012 and he has served on the board of directors of Chester Engineers, Inc. since 2004. He was the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, from 1994 until 2010. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a master's degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, WESCO International, Inc. and HFF, Inc. Mr. Miles also served as director of Westwood One, Inc. from 2002 to 2006. His skills, expertise and experience in accounting and finance make him an extremely valuable member of the Board. Mr. Miles' service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

JAMES A. NORLING, 71, has been a director since 1993.

Mr. Norling has served as the Chairman of the Board of Directors of GlobalFoundries Inc., a semiconductor manufacturing company, since February 2011. He served as the Chairman of the Board of Chartered Semiconductor Manufacturing, a semiconductor manufacturer, from 2002 until the company was acquired by Advanced Technology Investment Corporation in 2009 and merged with GlobalFoundries Inc. in 2010. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. He is the Chair of our Board's Audit Committee. His expertise in engineering, finance, international business matters and operations makes him an extremely valuable resource to the Board.

KEITH E. WANDELL, 63, has been a director since May 2009

Mr. Wandell is our Chairman of the Board, President and Chief Executive Officer. Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since 2009. Mr. Wandell was formerly the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He holds a master's degree of business administration from the University of Dayton. Mr. Wandell has expertise in international business matters and operations, particularly in manufacturing. He is also a director of Dana Holding Corporation and Constellation Brands, Inc. Mr. Wandell's years of experience in the automotive supply and motorcycle manufacturing industries provide the Board with a unique wealth of knowledge to utilize in decision-making with respect to all facets of the company.

JOCHEN ZEITZ, 49, has been a director of the company since 2007.

Jochen Zeitz is currently Director of PPR and the Chairman of the board's sustainable development committee. PPR nurtures a group of high-growth luxury sport and lifestyle global brands distributed in more than 120 countries.  He served as PPR's CEO of the Sport & Lifestyle division and Chief Sustainability Officer from October 2010 until October 2012 and as a Member of the PPR Executive Committee from 2007 until October 2012. Additionally, he served as Chairman of the Administrative Board of PUMA SE which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories, from July 2011 through November 2012. He also formerly served as Chairman and Chief Executive Officer of PUMA AG, from 1993 through June 2011. Mr. Zeitz began his professional career with Colgate-Palmolive in New York and Hamburg, Germany prior to joining PUMA in 1990, where he also served as Chief Financial Officer from 1993 to 2005. In April 2010, Mr. Zeitz launched PUMA's ambitious long-term sustainability program and in May 2011, he was the first to develop and announce an Environmental Profit & Loss Account (E P&L) that puts a monetary value to a businesses use of ecosystem services across the entire supply chain. In October 2010, soon after Zeitz was appointed Chief Sustainability Officer at PPR, he launched PPR HOME, a new and holistic sustainability initiative across the global brand portfolio of the Group. In 2008, he founded the not-for-profit company, Zeitz Foundation of Intercultural Ecosphere Safety. Mr. Zeitz attended the European Business School in Oestrich-Winkel, Germany, has an extensive accounting and finance background and has expertise in international business matters, sustainability and marketing.  Mr. Zeitz resides in Europe and is the Chair of our Board's Sustainability Committee. His expertise in international business matters, sustainability and in businesses that develop and market consumer products and apparel is extremely valuable in light of the nature of our businesses.

PROPOSAL 2
APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our named executive officers as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Nominating and Corporate Governance Committee, the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation guiding principles emphasize pay-for-performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing; and (iii) the Leadership STIP program generates payouts correlated high leadership scores. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is:

◦	At the 50th percentile of similarly sized businesses;

◦
Based upon a calculation of that percentile in which we weight the values for the manufacturing/engineering peer group at 60% and the values for the branded/consumer goods peer group at 40%, or in the event values from the peer groups are unavailable or inadequate, a calculation of that percentile using values from the Aon Hewitt 2012 U.S. Total Compensation Measurement database; and

◦	Subject to differences by individual within a range of plus or minus 20%.

We describe the individual elements that make up our total compensation more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement. We believe our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that have been around for over 100 years.

•
Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of oversight over our executive pay programs.

•	We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION
AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION
CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2013 fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

We entered into an engagement letter with Ernst & Young LLP for its work in 2012. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2013 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2012, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2012	2011
Audit fees	$2,612,900	$2,620,800
Audit-related fees	382,900	269,500
Tax fees	679,500	497,700
All other fees	—	—
	$3,675,300	$3,388,000

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit-related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals”). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Brooks, Ms. Levinson and Messrs. Anderson, Allen, Beattie, Cave, Conrades, Linebarger, Miles, Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•
The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member for service in a non-executive position).

•
(1) The director has an immediate family member who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

•
The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•
The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•
The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•
An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

_______________

*
An “immediate family member” as used in these standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Chairman, and with Cummins Inc., of which Mr. Linebarger is Chairman and Chief Executive Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•
accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	is an affiliated person of Harley-Davidson or any of its subsidiaries
Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•
acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has four committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Sustainability Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:
During 2012, the members of the Audit Committee were directors Richard I. Beattie, Michael J. Cave (commencing December 2012), N. Thomas Linebarger, George L. Miles, Jr., James A. Norling (Chairperson) and Jochen Zeitz.

Number of Meetings in 2012: 7

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the financial reporting process;

•	the systems of internal control over financial reporting;

•	the maintenance of the Financial Code of Ethics;

•	the internal audit function;

•	the retention, compensation and termination of the independent registered public accounting firm;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our compliance with legal and regulatory requirements; and

•	risk management.

In December 2012, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2012, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Cave, Linebarger, Miles and Zeitz are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2012.

Human Resources Committee

Members:	During 2012, the members of the Human Resources Committee were directors R. John Anderson, Martha F. Brooks (Chairperson), George H. Conrades and Sara L. Levinson.

Number of Meetings in 2012: 5

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•
review the total compensation of the CEO on an annual basis with input from all of the independent directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his or her goals and objectives and make recommendations to the independent directors of the Board about the CEO’s total compensation;

•	review and approve the total compensation of our executive officers (other than the CEO) on an annual basis with input from the CEO;

•	review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;

•
produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate company management performance overall and provide recommendations regarding management successors;

•	make recommendations regarding stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines and monitor such levels;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the CEO);

•	make determinations regarding shareholder advisory votes on compensation of named executive officers; and

•	review our policies applicable to executive officers regarding trading and hedging involving company securities.

In December 2012, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended that no changes were necessary. Shareholders can can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee also has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating Committee. Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. The Human Resources Committee retained the services of Meridian Compensation Partners, LLC. Representatives of Meridian report to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, its performance and fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	a review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	benchmark data on executive compensation.

Currently, Meridian does no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating Committee with benchmarking director compensation.

The Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, HDFS and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives. Prior to the beginning of each year, the Human Resources Committee reviews and approves Financial STIP and Leadership STIP performance measures and goals. The Human Resources Committee also reviews and approves target STIP opportunities for our Executive Leadership Team. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee recommends an equity award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders, which include guidelines around stock ownership described in the section titled "Stock Ownership Guidelines."

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:
During 2012, the members of the Nominating Committee were directors Barry K. Allen, R. John Anderson, Richard I. Beattie (Chairperson), Martha F. Brooks, Michael J. Cave (commencing December 2012), George H. Conrades, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2012: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation (including base pay) as recommended by the Human Resources Committee;

•	maintain our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•
exercise the authority of the Board to review, establish, amend and review compensation levels, plans and policies and, to the full extent permitted by rules of the NYSE and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;

•	make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;

•	review our policies applicable to directors regarding trading and hedging involving company securities; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.
In December 2012, the Nominating Committee reviewed the Nominating Committee Charter and recommended that no changes were necessary. Shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under NYSE rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•
If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•
In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•
In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•
If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•
Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2014 annual meeting of shareholders, we must receive the recommendation on or before November 15, 2013.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2014 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2014 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2014 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on March 15, 2013, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2014 annual meeting of shareholders no later than January 14, 2014. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in April 2012.

Sustainability Committee

Members:	The members of the Sustainability Committee are Sara L. Levinson, N. Thomas Linebarger and Jochen Zeitz (Chairperson).

Number of Meetings in 2012: 4

Sustainability Committee Purpose:

The Sustainability Committee Charter provides that the Sustainability Committee should:

•
monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the Company’s sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to social and environmental trends, issues and concerns to more effectively achieve its sustainable business goals;

•
assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the Company consistent with sustainable growth;

•	review new technologies and other innovations that will permit the Company to achieve sustainable growth;

•
consider the impact that the Company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which the Company operates;

•
consider and make recommendations regarding support provided by the Company or its charitable foundation for charitable, civic, educational and business organizations that impact the Company’s initiatives and efforts for social and environmental shared value creation and inclusion;

•
review the Company’s periodic sustainability strategy reports, corporate social responsibility reports, and other similar reports and provide direction regarding the Company’s participation in sustainability-related trade groups and reporting organizations; and

•
review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials relating to the Company’s sustainability policies, practices or strategies.

The following summarizes director committee membership as of the date of this Proxy Statement (*Indicates Chairperson):

Nominating and Corporate Governance Committee	Audit Committee	Sustainability Committee
Barry K. Allen	Richard I. Beattie	Sara L. Levinson
R. John Anderson	Michael J. Cave	N. Thomas Linebarger
Richard I. Beattie*	N. Thomas Linebarger	Jochen Zeitz*
Martha F. Brooks	George L. Miles, Jr.
Michael J. Cave	James A. Norling*
George H. Conrades	Jochen Zeitz
Sara L. Levinson
N. Thomas Linebarger
George L. Miles, Jr.	Human Resources Committee
James A. Norling	R. John Anderson
Jochen Zeitz	Martha F. Brooks*
George H. Conrades
Sara L. Levinson

Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2012, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2012.

The Board met in executive sessions during all regularly scheduled in-person meetings, without management present, and plans to continue that practice going forward. During 2012, Mr. Beattie served as Presiding Director of the Board and presided over these executive sessions.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2012 annual meeting of shareholders and were available to answer any shareholder questions.

Leadership Structure

Mr. Allen, who is one of our independent directors, served as our Chairman of the Board until February 7, 2012. From 2005 and through February 7, 2012, the Chairman of the Board was not the Chief Executive Officer and not otherwise a company executive. On February 7, 2012, the Board elected Mr. Wandell, our President and Chief Executive Officer, as our Chairman of the Board. At the same time, the Board reviewed and enhanced the role of the Presiding Director, and the Nominating and Corporate Governance Committee appointed Mr. Beattie to serve in that role. Mr. Beattie is one of our independent directors, an expert in corporate governance issues and the Chairman of the Nominating and Corporate Governance Committee. Mr. Beattie has served as a director of Harley-Davidson since 1996.

The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Under the circumstances at this point in time, the Board believes that the continuity, efficiency, and unified leadership of having a single individual act both as Chairman and Chief Executive Officer provides centralized management and direction for the company, allowing for a single, clear focus for management to execute our business strategies. The Board believes the number of independent, experienced directors that make up the Board, along with the independent oversight and enhanced responsibilities of the Presiding Director, benefits the company and its shareholders and assures the appropriate level of management oversight and independence. The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s current circumstances and to advance the best interests of all shareholders. Our Corporate Governance Policy provides the flexibility for the Board to modify or maintain this leadership structure in the future, as it deems appropriate.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit Committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe further in the "Compensation Discussion and Analysis" section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board may do so by writing to the Chairman of the Board, Keith E. Wandell, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Richard I. Beattie, our Presiding Director (who is the contact for those who wish to communicate with non-management directors) can be reached by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance page of our website lists the current members of the Board of Directors. We open and forward all mail to the director or directors specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Vice President and General Counsel. If the Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Vice President and General Counsel. If our Vice President and General Counsel determines that an actual conflict exists, then he decides what steps should be taken to resolve the conflict.

Certain Transactions

Mr. Conrades, a director, is the Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. Despite Akamai's relationship with the company, the Board considers Mr. Conrades to be an independent director under the Board's independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm's length basis and are well within the independence standards that the Board has adopted.

Mr. Linebarger, a director, is the Chairman and Chief Executive Officer of Cummins, Inc. During 2012, we continued a commercial relationship with Cummins, a relationship that existed before Mr. Linebarger joined the Board of Directors, under which we have purchased exhaust parts and components from subsidiary companies of Cummins. During the fourth quarter of 2011, Cummins sold its light-duty filtration business. As a result, our ongoing commercial relationship with Cummins is very small. In addition, the prices we paid to Cummins were negotiated on an arm's length basis and were well within the independence standards that the Board has adopted. Despite Cummins' relationship with the company, the Board considers Mr. Linebarger to be an independent director under the Board's independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board, the prices were negotiated on an arm's length basis and the commercial relationship with Cummins was very small.

Mr. James, a director, is Chairman and Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. (Deeley Imports), the exclusive distributor of the company's motorcycles in Canada. The company recorded motorcycles and related products revenue and financial services revenue from Deeley Imports during 2012, 2011 and 2010 of $187.1 million, $155.2 million and $158.7 million, respectively, and had finance receivables balances due from Deeley Imports of $9.2 million, $14.5 million and $21.0 million at December 31, 2012, 2011 and 2010, respectively. All such products were provided in the ordinary course of business at prices and on terms and conditions that the company believes are the same as those that would result from arm's-length negotiations between unrelated parties. Due to Deeley Imports' relationship with the company, the Board does not consider Mr. James to be an independent director under the Board's independence standards.

Mr. Wandell, a director and our Chairman, President and Chief Executive Officer, has a brother who is a regional sales representative for a division of Whelen Engineering Company, Inc. Whelen Engineering manufactures and sells globally a wide range of lighting and power supply products for automotive, motorcycle and aviation applications. The company has purchased lighting and warning siren motorcycle components for its police and fire/rescue division from Whelen Engineering for many years predating Mr. Wandell's employment with the company, which began in 2009. The company's total annual purchases from Whelen Engineering over the last five years were $817,975 (2008), $1,126,812 (2009), $751,181 (2010), $469,009 (2011) and $960,915 (2012). At Mr. Wandell's direction, the company has implemented a process for the company's General Counsel to review the competitiveness of all purchases the company makes from Whelen Engineering. The chair of the Nominating and Corporate Governance Committee has considered this relationship under the company's Conflict of Interests Process for Directors and Executive Officers. The chairman has determined that no actual conflict of interest exists as a result of the company's relationship with Whelen Engineering on the basis that Whelen Engineering has had a historical relationship with the company predating Mr. Wandell's employment with the company, the amount of the company's purchases from Whelen Engineering have continued at similar levels since Mr. Wandell's employment, and the company's purchases from Whelen Engineering are determined based on competitive bids. Due to his position as the company's Chairman, President and Chief Executive Officer, the Board does not consider Mr. Wandell to be an independent director under the Board's independence standards.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 27, 2013 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	51,061	(4)	*	0
R. John Anderson	12,844		*	0
Richard I. Beattie	36,473		*	0
Martha F. Brooks	19,187	(5)	*	0
Tonit M. Calaway	22,886		*	14,298
Michael J. Cave	508			0
George H. Conrades	91,766		*	0
Lawrence G. Hund	129,405	(6)	*	89,576
Donald A. James	435,504	(7)	*	0
Matthew S. Levatich	158,408		*	98,910
Sara L. Levinson	23,725		*	0
N. Thomas Linebarger	22,723		*	0
George L. Miles, Jr.	20,108		*	0
James A. Norling	28,781	(8)	*	0
John A. Olin	200,009		*	163,838
Keith E. Wandell	529,638		*	332,007
Jochen Zeitz	17,828		*	0
All Directors and Executive Officers as a Group (21 Individuals)	1,959,224		*	810,518
T. Rowe Price Associates, Inc. (9)	11,538,046		5.01%	0
The Vanguard Group, Inc. (10)	14,519,190		6.31%	0

* The amount shown is less than 1% of the outstanding shares of our common stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 27, 2013 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of February 27, 2013. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of February 27, 2013, as follows: Ms. Calaway—6,088; Mr. Hund—18,676; Mr. Levatich—30,244; Mr. Olin—12,702; and Mr. Wandell—114,814 shares, and All Directors and Executive Officers as a Group—204,968 shares. For the named executive officers, the number of shares of unvested restricted stock as of December 31, 2012 is set forth in the table below entitled “Outstanding Equity Awards at December 31, 2012.” Restricted stock granted in February 2013 was granted pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, one-third of the shares of restricted stock vest on each of the first three anniversaries of the date of grant, and the shares are subject to forfeiture until vested.

(3) Includes only stock options exercisable within 60 days of February 27, 2013.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) Ms. Brooks disclaims beneficial ownership of 360 shares of common stock that are held by her children. A trust held 4,000 shares, and Ms. Brooks’ husband serves as Trustee of this trust.

(6) Mr. Hund’s spouse held 1,619 shares.

(7) Don A. James Investments Ltd. held 412,040 shares of common stock. Mr. James has sole voting power over the shares.

(8) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting power over the shares.

(9) We derived the information from a Schedule 13G that T. Rowe Price Associates, Inc., an investment adviser, filed with the company and the SEC on February 13, 2013. As of December 31, 2012, T. Rowe Price Associates, Inc. was deemed to be the beneficial owner of 11,538,046 and had sole voting power over 3,551,557 shares, shared voting power over zero shares, sole investment power over 11,538,046 shares and shared investment power over zero shares. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(10) We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the company and the SEC on February 12, 2013. As of December 31, 2012, The Vanguard Group, Inc. was deemed to be the beneficial owner of 14,519,190 shares and had sole voting power over 399,297 shares, shared voting power over zero shares, sole investment power over 14,126,661 shares and shared investment power over 392,529 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

Stock Ownership Guidelines

The Board of Directors originally approved Stock Ownership Guidelines in 2002. The Board most recently revised the Stock Ownership Guidelines in September 2012. The revised Stock Ownership Guidelines apply to directors and approximately 40 of our top leaders. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and certain members of the Senior Leadership Group must hold at least 15,000 to 200,000 shares of our common stock. Stock appreciation rights, vested stock options, restricted stock and restricted stock units are counted (including restricted stock and restricted stock units which have been deferred). Each director has until the later of September 2014 or five years after the date of election as a director if after September 2009 to accumulate the appropriate number of shares. The Senior Leadership Group members who must comply have until the later of September 2014 or five years from the date the Stock Ownership Guidelines become applicable to them to accumulate the appropriate number of shares.

No Hedging or Pledging

Under our Insider Trading Policy, which the Board of Directors has adopted, no employee, officer or director may enter into a hedge or pledge of our securities through a margin account or otherwise. The policy also prohibits transactions in derivative instruments in connection with our securities and engaging in short sales of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, there are no holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2012 and to date in 2013, our directors and executive officers complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2012, Harley-Davidson continued to make significant progress on the business strategy it announced in late 2009, which is built around the four key pillars of growth, continuous improvement, leadership development and sustainability. Our strategy is focused on expanding our market reach, further strengthening our brand and delivering business results through the implementation of leading-edge capabilities in product development, in manufacturing and through our dealers at retail. We believe the structure of our executive compensation, with its focus on paying for performance, is an enabling factor to our corporate performance and the successful execution of our strategy.

During 2012, we improved our financial performance as compared to 2011 and created approximately $2.4 billion in total shareholder return in the fiscal year.

	2011	2012	% Increase
Income from Continuing Operations (millions)	$548.1	$623.9	13.8%
Income from Continuing Operations (earnings per share, diluted)	$2.33	$2.72	16.7%
Operating Income (millions)	$830	$1,000.2	20.5%
Year End Stock Price	$38.87	$48.83	25.6%
Total Shareholder Return-HOG	13.48%	27.22%	na
Total Shareholder Return S&P	2.1%	15.83%	na

We achieved these results through growing revenue, managing expenses and driving continuous improvement in manufacturing, product development and business operations.

We believe we have structured our executive compensation programs in the best manner possible to support our company strategy, to attain our business objectives, to support our desired corporate culture and to deliver significant shareholder value. The following table provides an executive summary of our compensation programs:

Compensation Program/ Element	General Description	Strategic Objective of Compensation Program/Element
Annual Base Salary
We set base salaries by starting with market reference points which approximate the competitive market median, and make adjustments based upon individual performance, experience and the potential for advancement.
Provides fixed compensation, in line with our market peer groups, based on job responsibilities of the position, individual experience and tenure.
Financial Short-term Incentive Plans (STIPs)	Our Financial STIPs have broad-based participation, by all of our employees, and provide an opportunity to earn annual cash awards.	Provide incentive to achieve short-term financial goals and other performance objectives that management and the Board determine to be important at the beginning of the year.
Leadership STIP
The Leadership STIP provides our senior leaders the opportunity to earn additional compensation above the amounts that they could earn under the Financial STIP or reduce the amount of their incentive compensation based upon their demonstration of leadership behaviors, based upon input from direct reports and peers.

Provides incentive to achieve goals and objectives in a manner consistent with specific leadership behaviors including teamwork, creativity, accountability, integrity and diversity as the Human Resources Committee determines annually.

Long-term Incentives
Our long-term incentive program consists of stock options and restricted stock (both of which vest on a pro rata basis over three years) and a cash award (tied to relative total shareholder return, earnings per share and return on invested capital of the Motor Company over three years for the 2010 award and to Motor Company ROIC over three years for the 2011 and 2012 awards).

Long-term incentives are a key component of total compensation and their purpose is to: (1) focus key employees on our long-term financial success and growth, (2) align the interests of key employees with those of shareholders and (3) encourage retention of key employees.

Other Benefits
We provide the following additional benefits to our senior leaders: medical, dental, retirement benefits, deferred compensation plans, life insurance-related benefits, employee savings plans (401(k)) and cash allowances in lieu of perquisites.
We have designed the benefits to be competitive within typical market practices.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

This Compensation Discussion and Analysis addresses our compensation programs and policies for fiscal year 2012 and how they applied to executives in our Senior Leadership Group (to whom we refer as our Senior Leaders). The Senior Leaders include the following Named Executive Officers (NEOs):

•Chairman, President and Chief Executive Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, Harley-Davidson Motor Company

•Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, Harley-Davidson Financial Services

•Vice President, Human Resources, Harley-Davidson, Inc.

We believe that our employees are a sustainable long-term competitive advantage for our organization. We are in competition to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of a strong global product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

In 2012, these executive compensation programs and policies included the following:

•base salary;

•annual cash incentive compensation;

•long-term incentive awards;

•	perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites);

•retirement benefits;

•non-qualified deferred compensation plans; and

•life insurance-related benefits, including payments in lieu of post retirement life insurance.

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly-hired executives or for special retention or recognition, we provide compensation outside of these regular executive compensation programs. We discuss these special awards in this Compensation Discussion and Analysis where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market, tax, regulatory and competitive practices.

Oversight of Executive Compensation

For 2012, the Human Resources Committee had overall responsibility for approving the compensation of our Executive Leadership Team other than the Chief Executive Officer. Our Executive Leadership Team is a subset of our Senior Leaders comprised of our Executive Officers. For 2012, the Nominating and Corporate Governance Committee approved the compensation of the Chief Executive Officer with input from the Human Resources Committee. During 2012, the Human Resources Committee consisted of the following directors: R. John Anderson, Martha F. Brooks, George H. Conrades and Sara L. Levinson. Ms. Brooks served as Chairperson of the Committee.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

Use of Advisors

The Human Resources Committee has the sole authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2012, the Human Resources Committee retained the services of Meridian Compensation Partners LLC as its outside executive compensation advisor. We describe the independent advisor's primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section. During 2012, the independent outside executive compensation advisor performed no services for the company beyond its engagement with the Human Resources Committee.

Advisor Independence

Pursuant to the Committee's Charter, if the Human Resources Committee chooses to use a compensation consultant, the consultant must be independent. A consultant is considered independent if the consulting firm does not provide services or products of any kind to the company or any of its subsidiaries, the consulting firm does not derive more than 1% of its gross revenues from the company and the consulting firm is precluded from providing any other services to the company.

The Human Resources Committee assessed Meridian's independence, looking at:

(i)	Compliance with the independence provisions of the Committee's charter

(ii)	Policies and procedures that Meridian has in place to prevent conflicts of interest

(iii)	Personal and/or business relationships between Meridian and the members of the Committee

(iv)	Ownership of company stock by employees of Meridian who perform consulting services for the company

Meridian has provided the Committee with assurances and confirmation of its independent status by means of a letter of independence which Meridian provides annually to the Committee that is intended to reveal any potential conflicts of interest. The Committee has reviewed the letter, has concluded that Meridian had no conflicts, and believes that Meridian has remained independent throughout its engagement with the Committee.

Peer Groups

As was the case for 2011, the Committee used two peer groups in benchmarking executive compensation practices and levels for 2012. The outside executive compensation advisor communicated its view to the Committee that companies that maintain a strong product brand have significantly different compensation philosophies and practices than manufacturing and engineering-based organizations and the Committee decided to utilize market data from two peer groups as comparators to reflect the uniqueness of Harley-Davidson. One group consists of companies for whom the maintenance of a strong product brand is a key attribute and a second group consists of companies for whom manufacturing and engineering are key attributes. The Committee selected the companies based on industry and revenue size and because Harley-Davidson competes for executive talent with these companies. The Committee reviews compensation levels and reward practices of these comparator companies as disclosed in their respective proxy statements. When determining the competitive market using comparator company data, we weight data from the Manufacturing/Engineering peer group 60% and data from the Brand Name peer group 40%. If data from the peer groups is unavailable or inadequate, then we determine the competitive market by using data from the Aon Hewitt 2012 U.S. Total Compensation Measurement (TCM) database. We have included a list of all of the companies in this survey in the "Corporate Governance" section on our website at http://investor.harley-davidson.com/phoenix.zhtml?c=87981&p=irol-govhighlights. We size-adjust survey data, using regression analysis to normalize to a revenue and/or asset size of the appropriate business unit. We benchmarked NEO compensation versus competitive medians based upon proxy statement data from the comparator companies or this survey data. The Human Resources Committee believes that the proxy statement data from the comparator companies, together with the survey data, accurately defines competitive market compensation levels for executive talent.

The current peer groups that we use are:

Manufacturing/Engineering Peer Group

·	BORGWARNER INC

·	COOPER-STANDARD HOLDINGS INC

·	CUMMINS INC.

·	DANA HOLDING CORPORATION

·	EATON CORPORATION

·	FEDERAL-MOGUL CORPORATION

·	FLOWSERVE CORPORATION

·	GENUINE PARTS COMPANY

·	GOODRICH CORPORATION

·	ILLINOIS TOOL WORKS INC.

·	JOHNSON CONTROLS INC.

·	JOY GLOBAL INC.

·	MERITOR INC.

·	NAVISTAR INTERNATIONAL CORPORATION

·	OSHKOSH CORPORATION

·	PACCAR INC.

·	PENTAIR, INC.

·	PRECISION CASTPARTS CORP

·	ROCKWELL AUTOMATION INC.

·	ROCKWELL COLLINS, INC.

·	STANLEY BLACK & DECKER, INC.

·	TENNECO INC

·	TEREX CORPORATION

·	TEXTRON INC.

·	THOMAS & BETTS CORPORATION

·	TRW AUTOMOTIVE HOLDINGS CORP.

·	VISTEON CORPORATION

Brand Name/Consumer Goods Peer Group

·	3M COMPANY

·	AVON PRODUCTS, INC.

·	BEAM INC.

·	BROWN-FORMAN CORPORATION

·	BRUNSWICK CORPORATION

·	CAMPBELL SOUP COMPANY

·	COACH, INC.

·	COLGATE-PALMOLIVE COMPANY

·	ENERGIZER HOLDINGS, INC.

·	FORTUNE BRANDS HOME & SECURITY, INC.

·	HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

·	HASBRO, INC.

·	HEINZ (H J) COMPANY

·	HILLSHIRE BRANDS COMPANY

·	KIMBERLY-CLARK CORPORATION

·	MASTERCARD INCORPORATED

·	MATTEL, INC.

·	MCDONALD'S CORPORATION

·	MOLSON COORS BREWING COMPANY

·	NORDSTROM, INC.

·	POLARIS INDUSTRIES INC

·	SCOTTS MIRACLE-GRO COMPANY

·	SHERWIN-WILLIAMS COMPANY

·	STARBUCKS CORPORATION

·	THE CLOROX COMPANY

·	THE HERSHEY COMPANY

During 2012 Sara Lee Corporation changed the name of its North American operations to Hillshire Brands Company and as a result we added Hillshire Brands to our peer group and removed Sara Lee. Additionally, Fortune Brands split into Fortune Brands Home & Security, Inc. and Beam Inc.; we included both companies in the Peer Group.

Executive Compensation Goals and Guiding Principles

Our objective is to provide an opportunity for total direct compensation (consisting of base salary, short-term incentive compensation and long-term incentive compensation) that:

•Creates and reinforces our pay for performance culture;

•Aligns the interests of management with those of our shareholders;

•	Attracts, retains and motivates executive talent by providing competitive levels of salary and total direct compensation;

•	Provides incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•Integrates with our performance management process of goal setting and formal evaluation.

     Our executive compensation guiding principles emphasize pay-for-performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing, and (iii) the Leadership STIP program generates payouts correlated with leadership scores. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is:

◦	At the 50th percentile of similarly sized businesses;

◦
Based upon a calculation of that percentile in which we weight the values for the manufacturing/engineering peer group at 60% and the values for the branded/consumer goods peer group at 40%, or in the event values from the peer groups are unavailable or inadequate, a calculation of that percentile using values from the Aon Hewitt 2012 U.S. Total Compensation Measurement database; and

◦	Subject to differences by individual within a range of plus or minus 20%.

Response to 2012 Shareholder Advisory Vote

The results of the shareholder advisory vote on executive compensation at our 2012 Annual Meeting of Shareholders were extremely favorable and supportive of our compensation programs. Prior to the date of that vote, we had already made compensation decisions that impacted executive pay for 2012. The Committee kept in place for 2013 the same executive compensation elements that it had disclosed to shareholders in our proxy statement for the 2012 Annual Meeting of Shareholders.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary

Base salaries provide NEOs with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market median. We then make adjustments to base salaries on a subjective basis by individual within a range of plus or minus 20% based upon each NEO's individual performance and their accomplishment of key initiatives as determined by the assessment of the CEO, the length and nature of the NEO's experience, their competency in the position and their potential for advancement. We also take overall general business and economic conditions into account in determining base salaries. During 2012, we increased base salaries for each of our NEOs. The percentage change in base salaries for the NEOs, other than the CEO, ranged between 3.3% and 7.0%. Mr. Wandell, after requesting and receiving no salary increase for 2011, received a base salary increase of 12.8% commencing in March 2012, which brought his base salary in line with the competitive market for our peer groups. We believe the increases were warranted based upon the positioning of the executives' base salaries in relation to the competitive market median and their individual performance, all in the manner that we describe above.

The CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval. In February 2012, the Human Resources Committee reviewed and approved the CEO's salary increase recommendations for the Executive Leadership Team, including the NEOs other than the CEO. Base salary increases became effective as of March 1, 2012.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating and Corporate Governance Committee, and reviews external market compensation data with the outside executive compensation adviser to formulate the CEO's salary. The Human Resources Committee believes that the difference that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position.

Short-Term Incentive Plans (STIPs)

Our STIPs have broad-based employee participation and provide an opportunity to approximately 5,800 employees to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year. Our executives, including the NEOs, have the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors. We refer to this type of annual incentive compensation opportunity as our Financial STIP. In addition, certain of our executives, including the NEOs, have the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. The Human Resources Committee, with final approval by the Nominating and Corporate Governance Committee as to the CEO, approved the Financial STIPs and a Leadership STIP for 2012 under the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives.

2012 Financial STIP

In December 2011, the Human Resources Committee approved the company's 2012 Financial STIP consisting of two plans, one for Motor Company employees and one for HDFS employees, and reviewed and approved the 2012 performance measures and goals under those plans. For 2012, there was no Corporate STIP which had been part of the Financial STIP in the past. Instead, the members of the Executive Leadership Team, including the NEOs, participated in both the Motor Company (or HDMC) STIP and the Harley-Davidson Financial Services (or HDFS) STIP with payout based upon giving the actual Motor Company STIP results a weighting of 89% and the actual HDFS STIP results a weighting of 11%. The Committee based this weighting upon the relative revenues that we expected from the Motor Company and HDFS.

The Committee reduced the number of Financial STIPs to two plans for two reasons. The first was to align the Financial STIPs with the business model. As we have reported, we operate in two business segments: Motorcycles & Related Products and Financial Services. We believe that having our Financial STIPs mirror our business model helps drive business objectives. In addition, we wanted our Financial STIPs to be clear and concise to our employees and to emphasize our “One Company-One Team-One Direction” philosophy.

The Human Resources Committee also reviewed and approved the target STIP opportunities for all NEOs for 2012. Target STIP opportunity is the amount of STIP compensation that we would pay to a NEO, expressed as a percentage of his or her annual base salary, assuming that the actual performance resulted in a payout at target. Based upon a review of competitive market data and to continue to align our pay practices with our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based upon performance and experience, Mr. Wandell recommended the target STIP opportunities for each NEO other than himself. For each of the NEOs, other than Mr. Wandell, the Committee approved 2012 target STIP opportunities that were higher than those for 2011. Mr. Levatich's target STIP opportunity increased to 100% from 90%, Mr. Olin's target STIP opportunity increased to 75% from 60%, Mr. Hund's target STIP opportunity increased to 75% from 70%, and Ms. Calaway's target STIP opportunity increased to 65% from 50%. There was no increase in Mr. Wandell's target STIP and it remained at 125%. Actual payments under the Financial STIP plan can range from zero to 200% of an individual's target STIP opportunity.

The key financial measures for the 2012 Motor Company and HDFS Financial STIP plans were the following:

Motor Company STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment

Motor Company Asset Productivity: revenue from the Motor Company divided by the sum of Motor Company average property, plant and equipment, net and average Motor Company Net Working Capital

Motor Company Net Working Capital: consolidated accounts receivable plus the sum of Motor Company current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances) and accrued liabilities (excluding dividends payable and tax liabilities)

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment

HDFS Return on Assets: HDFS operating income divided by HDFS average finance receivables, net

These measures related to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes do not include amounts for the excluded items because they are not required for financial statement reporting purposes.

For 2012, the Human Resources Committee approved a STIP formula for HDMC based upon Motor Company Asset Productivity and Consolidated Net Income, weighted equally. The rationale for using Motor Company Asset Productivity in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement. These measures take into account the level of net income and the return on investment, which involves the size and quality of earnings.

The Committee established performance goals under these measures that took into account that while we were still operating during a period of slow economic recovery which has resulted in lower than historical motorcycle shipment volumes, the company needed to focus on the corporate goals. These goals included growing revenue by driving year over year shipment and revenue growth and managing expenses and continuous improvement in our operations. The Human Resources Committee believes the goals it established based on Consolidated Net Income and Motor Company Asset Productivity were appropriate and balanced and provided adequate incentive for participants to strive to achieve our objectives for 2012.

The Committee also approved a STIP formula for HDFS based upon HDFS Return on Assets and Consolidated Net Income, weighted equally. For HDFS, the rationale for using HDFS Return on Assets in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement.

In the case of both the Motor Company STIP and the HDFS STIP formulas, the Committee decided that using Consolidated Net Income as a key financial measure reinforced the "One Company-One Team-One Direction" emphasis we have embraced.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each Financial STIP. We typically pay STIP awards in February after the prior year's financial statement audit is complete and the Committee reviews and approves earned amounts. The Committee has the right to reduce awards that executives would otherwise earn under the STIP plans.

Under the Motor Company and HDFS 2012 STIP plans, if we did not achieve net income of at least $424.3 million in 2012, then we would not make any payouts, regardless of performance under other financial measures. In addition, the minimum payout was zero (0) and the maximum payout was 200% of a participant's target STIP opportunity with a cap of $6 million that applied to the sum of an executive's Financial STIP and Leadership STIP payouts.

For the 2012 Motor Company STIP, we set the Motor Company Asset Productivity target at 5.386 and the Consolidated Net Income target at $606.1 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded Motor Company Asset Productivity of 5.686 and Consolidated Net Income of $630.4 million. Based on 2012 performance, during which the Motor Company achieved Motor Company Asset Productivity of 5.76 and Consolidated Net Income (as defined above) was $626.7 million, participants in the Motor Company STIP earned incentive payments equal to 192.5 % of their target STIP opportunity.

For the 2012 HDFS STIP, we set the Return on Assets target at 3.877% and the Consolidated Net Income target at $606.1 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded HDFS Return on Assets of 4.270% and Consolidated Net Income of $630.4 million. Based on 2012 performance, during which HDFS achieved HDFS Return on Assets of 4.83% and Consolidated Net Income was $626.7 million, participants in the HDFS STIP earned incentive payments equal to 192.5 % of their target STIP opportunity.

Each NEO received a Financial STIP payment for 2012 based upon a weighting comprised of 89% weight ascribed to the Motor Company STIP result and 11% ascribed to the HDFS STIP result.

 2012 Leadership STIP

In December 2011, the Human Resources Committee approved the Leadership STIP applicable in 2012. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a participant could earn under the 2012 Financial STIP. For 2012, the target Leadership STIP opportunity for each NEO was 30% of that executive's target Financial STIP opportunity. For example, in the case of our CEO, his target Financial STIP opportunity was 125% of base salary and his target Leadership STIP opportunity was 30% of his target Financial STIP opportunity. Therefore, in the aggregate between both of the STIP plans applicable to him, the potential total payout for the CEO ranged between zero and 287.5% of his base salary (a maximum payout of 200% of his target Financial STIP opportunity of 125% of base salary under the Financial STIP, which equals 250% of base salary, and a maximum payout of 30% of 125% of base salary under the Leadership STIP, which equals 37.5% of base salary). The CEO was able to earn a Leadership STIP payment based upon his performance relative to the leadership behaviors and performance relative to strategic goals and objectives that the Human Resources Committee, with input from the Nominating Committee, approved. A participant who was a Senior Leader other than the CEO was able to earn a Leadership STIP payment based on individual performance relative to the following leadership behaviors: integrity, accountability, diversity, teamwork and creativity. However, if an NEO performed inadequately relative to these objectives, then the amount that the NEO would have earned under the 2012 Financial STIP was subject to reduction by up to 30% of the NEO's target Financial STIP opportunity.

The Human Resources Committee, with final approval by the Nominating Committee, reviewed the CEO's performance for 2012 against his goals and objectives along with his demonstrated leadership behaviors. In addition, cross functional groups of peers and subordinates rated the Senior Leaders, including Messrs. Wandell, Olin, Levatich and Hund and Ms. Calaway, on the extent to which they demonstrated leadership behaviors, and a third party compiled those ratings. Based upon these ratings, the CEO (except in the case of his own ratings) reviewed the extent to which an executive attained the objectives in the Leadership STIP, and the Human Resources Committee, and in the case of the CEO, the Nominating Committee, approved any payouts for Senior Leaders. While inadequate performance with respect to demonstrating leadership behaviors could have resulted in a reduction of amounts earned under the Financial STIPs, that was not the case for any NEO.

2013 Financial STIP

In December 2012, the Human Resources Committee approved the company's 2013 Financial STIP consisting of two plans: one for Motor Company employees and one for HDFS employees. As in 2012, the members of the Executive Leadership Team (including all NEOs) will participate in both the Motor Company and the HDFS STIPs based upon the following weighting: 90% Motor Company and 10% HDFS.

The key financial measures for the Motor Company STIP and HDFS STIP are the following, in each case subject to certain adjustments that the Committee may approve:

Motor Company STIP

Consolidated Net Income: consolidated net income from continuing operations

Motor Company Asset Productivity: revenue from the Motor Company divided by the sum of Motor Company average property, plant and equipment, net and average Motor Company Net Working Capital

Motor Company Net Working Capital: consolidated accounts receivable plus the sum of Motor Company current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances) and accrued liabilities (excluding dividends payable and tax liabilities)

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations

HDFS Return on Assets: HDFS operating income divided by HDFS average finance receivables, net

These measures relate to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes do not include amounts for the excluded items because they are not required for financial statement reporting purposes.

Under each of these 2013 Financial STIPs, the minimum payout will be zero ($0), the payout at the threshold level of performance is 50% of a participant's target Financial STIP opportunity and the maximum payout is 200% of a participant's target Financial STIP opportunity with a cap of $6 million that applies to the sum of an executive's Financial STIP and Leadership STIP payouts. The Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

2013 Leadership STIP

The Committee also approved the 2013 Leadership STIP Plan. For 2013, the target Leadership STIP opportunity for each NEO will be 30% of that executive's target Financial STIP opportunity. In general, this will provide NEOs with a potential total payout opportunity under the Financial STIP and the Leadership STIP for 2013 that is the same on a percentage basis as applied in 2012.

Long-Term Incentives

The Human Resources Committee believes that long-term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that long-term incentives provide a valuable tool to retain and attract key employees. Using objective market data that our outside executive compensation advisor provides, which we update and review annually, we assign each key position that is eligible to participate in the 2009 Incentive Stock Plan a target value of long-term incentive opportunity.

In February 2012, we provided long-term incentive equity compensation under our 2009 Incentive Stock Plan, which gives the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units, and under our Employee Incentive Plan, which gives the Committee the flexibility to grant long-term cash incentive awards.

For certain Senior Leaders, including all NEOs, we provide long-term incentive awards through a mix of restricted stock, stock options and, commencing in 2010, a cash-based long-term incentive plan. The cash-based long-term incentive plan is based on performance and tied to certain financial measures over a period of three years. For each NEO, we allocate one-third of the executive's target value of long-term incentive opportunity to each of the three types of long-term incentive awards (restricted stock, stock options and cash-based long-term incentives). The Human Resources Committee believes this mix of long-term awards encourages executives to focus on specific long-term corporate objectives while still building equity ownership and shareholder alignment.

We describe the process and restrictions on granting long-term incentive awards more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

The Human Resources Committee uses a methodology to calculate an individual's potential aggregate long-term incentive award value that provides for a target value of long-term incentive opportunity that is expressed as a percentage of base salary. In February 2012, the Human Resources Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Meridian and, to continue to align our pay practices with our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based upon performance and experience, approved target values of long-term incentive opportunities that were higher than those in 2011 for NEOs, other than Mr. Wandell. Mr. Levatich's value increased from 190% to 240% of base salary, Mr. Olin's value increased from 110% to 175% of base salary, Mr. Hund's value increased from 190% to 200% of base salary, and Ms. Calaway's value increased from 75% to 125% of base salary. We convert the target value of long-term incentive opportunity for each participant into a grant of stock options, an award of restricted stock, and an award under our cash-based long-term performance plan. For this conversion, we valued stock options at an amount equal to the closing price of the stock on the date of grant divided by 3.2. We valued restricted stock at the market price based on the closing price of the stock on the date of grant, and we valued the long-term cash incentive award at the payout under the award assuming performance at target. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO's long-term incentive award for the Nominating and Corporate Governance Committee to approve.

In certain special circumstances, such as for newly-hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives). In 2012, there were no special grants to any NEO.

We award stock options and restricted stock to employees and directors pursuant to a process that the Human Resources Committee has approved. Annual stock option and restricted share awards to employees historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company's stock is generally open for those employees who, through their job, have access to material non-public information. Off-cycle grants of stock options and/or restricted shares may only be effective on dates during an open window period and occur after the CEO determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an eligible employee excelled in his/her job; (iii) an eligible employee is promoted to a new career band (which is stock eligible); (iv) an eligible employee is highly valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list. For Senior Leaders located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options

The Human Resources Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2012 permits a Senior Leader, for a period of ten years, to purchase shares of our common stock at an exercise price representing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February, subject to the concurrence of the Nominating Committee in the case of the CEO. Stock options that we granted in 2012 generally become exercisable in three equal annual installments beginning one year after the grant date.

Restricted Stock

 As noted above, the Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation. However, they also acknowledge that competitive market practices have continued to shift and restricted stock awards are prevalent as they aid in key employee retention. The Human Resources Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain Senior Leaders.

Restricted stock awards are for shares of our common stock that a Senior Leader will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The regular annual restricted stock awards that we made in 2012 vest in three equal annual installments beginning one year after the grant date. During the restricted period, the recipient is entitled to receive on a current basis dividends that are declared and paid quarterly on each share of restricted stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions. During 2012, there were no special awards granted to any NEO.

Cash-Based Long-Term Incentive Awards

NEOs receive one-third of their target value of long-term incentive opportunity in the form of a cash-based long-term incentive award. The Committee adopted and approved cash-based long-term incentive awards for use beginning in 2010. The performance period for the 2010 awards ended at the end of 2012, and we paid those awards in February 2013 based upon the attainment of performance across three measures (relative total shareholder return as compared to the S&P 500, growth in earnings per share, and return on invested capital). Actual performance against these measures generated a payment of 200% of the target value of the award for each NEO. The targets and actual results for these measures for the 2010 through 2012 performance period were as follows: for relative total shareholder return, the target was 55th percentile and actual was 88th percentile; for growth in earnings per share, the target was 10% to 16% and the actual was 23.8%; and for return on invested capital, the target was 20% and the actual was 28.7%.

The 2012 cash-based long-term incentive awards will pay out only after a three-year performance period (2012 through 2014). We will base the amount payable upon the attainment of average return on invested capital above a threshold amount. Payouts under the cash-based long-term incentive awards will vary between zero and 200% of the target value of the award based upon results over the performance period. For purposes of awards that we made in 2012, the Committee approved the use of Return on Invested Capital (ROIC) for the Motor Company as the sole measure for determining the payout because the Committee believes it is important to have executive leadership focus on the long-term strategic goal of providing an appropriate return to shareholders on the capital invested in the company. The ROIC calculation that we use in the 2012 cash-based long-term incentive awards is as follows, in each case subject to adjustments for matters that are "Excluded Items" for purposes of the underlying plan:

Motor Company Return on Invested Capital (ROIC)

Motor Company Return on Invested Capital (ROIC): the sum of the quotient obtained by dividing (i) Motor Company Net Operating Income After Tax by (ii) Motor Company Invested Capital for each year in the performance period, divided by the number of years in the performance period

Motor Company Net Operating Income After Tax: the amount of Motor Company operating income reduced by the amount of taxes for the relevant year in the performance period

Motor Company Invested Capital: the average amount of Motor Company long-term debt plus the average amount of Motor Company shareholders' equity, excluding the cumulative effect of company share repurchases above levels that we reflected in our strategic plan at the time of the awards, for the relevant year in the performance period

These measures relate to our segment financial results as presented in the notes to our consolidated financial statements except that we do not disclose all of the information necessary to make the calculation relating to share repurchase levels.

At the end of the three-year performance period, we will pay the target value of the award if average ROIC over the three-year performance period is 24.9%. We will pay a maximum award of 200% of the target value if performance is at or above 28%. If ROIC is below 12% for the performance period, there will be no payout. Awards will be interpolated on a linear basis for performance between these levels.

As part of the transition in 2010 to cash-based long-term incentive awards, that year, the Committee also approved a one-time transitional cash award to recipients of the cash-based long-term award in 2010. We intended the awards to compensate each recipient for the difference in timing of realizing income due to the use of cash-based long-term incentive awards that had the effect of reducing awards of stock options and restricted stock. We paid these awards in 2012.

Other Benefits

We provide other benefits to our Senior Leaders, including medical and dental benefits; life insurance-related benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leadership level. In general, these benefits have been in place for a number of years and to the extent needed were modified to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees.

Medical and Dental Benefits

We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs.

Life Insurance-Related Benefits

We provide life insurance-related benefits to the Senior Leaders that are available only in the event of their death while they are actively employed in the amount of one and one-half to three times annual base pay, depending on their salary grade, under which participants are generally entitled to proceeds under one or more insurance policies to the extent of the benefit. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. For non-executive salaried employees, we provide such benefits in the amount of one and one-half times base pay.

Deferred Compensation

We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant's ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market as investment options in the Deferred Compensation Plan that are participant directed are similar to those which exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans

Salaried Defined Contribution Retirement Plan

For the Motor Company we maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a qualified plan under the Internal Revenue Code had not been applicable.

Harley-Davidson Retirement Annuity Plan

The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006. Beginning August 1, 2006 we have not allowed new participants into this Plan.

Restoration Plan

We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Employee Savings Plans

We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide participants with matching contributions of up to either 4.5% or 3% of their eligible compensation based upon the extent to which they make elective deferrals and their date of hire. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that we would have provided as matching contributions under the Savings Plan if statutory limits that apply to the Savings Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Payment in Lieu of Post Retirement Life Insurance

Certain Senior Leaders, including the NEOs, who retire after reaching age 55 and after attaining five or more years of service are entitled to receive a net payment equal to one year's base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites

We provide perquisites and other compensation to our Senior Leaders who are based in the United States. The perquisites for Senior Leaders consist of an annual cash payment (generally in lieu of receiving other benefits such as a car or a motorcycle). For a subset of the Senior Leaders including all NEOs, we provide a limited financial planning benefit.

Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories.

We permit limited use of our corporate aircraft by NEOs. In August 2012, we entered into time sharing agreements with executive officers, including the NEOs, to provide clear terms governing personal use of corporate aircraft and to require the executive officers to pay for each personal flight. The amount that an executive officer pays for each personal flight is equal to the greater of the aggregate incremental cost to the company for such flight and the standard industry fare level (SIFL) valuation used to impute income for tax purposes. The aggregate incremental cost for this purpose includes hourly fuel costs, hangar costs, landing fees, airport taxes and fees, customs fees, travel expenses of the crew, any “deadhead” segments of flights to reposition corporate aircraft and other related rental fees, in accordance with Federal Aviation Administration regulations. Prior to August 2012, the Company incurred the cost of any personal use flights and income was imputed to the NEO at the SIFL rate for tax purposes. In all cases, the CEO must approve all personal use and any business use for our corporate aircraft takes priority over an NEO's request for personal use.

Other Compensation

For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short-term assignments, we may include other elements in our discretion.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines

The table below describes the stock ownership guidelines for the CEO and other executive officers:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - Motor Company	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice President	20,000
S80	Vice President or General Manager	15,000

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band as indicated in the table above.

The Committee believes the Stock Ownership Guidelines are appropriate and provide for significant alignment of the interests of Senior Leaders with those of shareholders. The CEO's current ownership requirement reflects a multiple that is currently approximately eight times his annual base pay.

The Human Resources Committee monitors each Senior Leader's progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in 401(k) accounts, vested unexercised stock options and stock appreciation rights, and shares of common stock that Senior Leaders hold directly count toward satisfying the guidelines. As of December 31, 2012, each NEO had met their stock ownership guideline requirement.

Transition Agreements

We have entered into Transition Agreements with Mr. Wandell, Mr. Levatich, Mr. Hund and Mr. Olin that become effective upon a change in control of Harley-Davidson, Inc. as defined in the Transition Agreements. In the agreements with the NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. There are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason after a change in control. In addition, for grants after April 2009, there is no immediate vesting of equity awards upon a change in control for those Senior Leaders who are parties to Transition Agreements.

We believe the circumstances that entitle an individual to payments upon termination strike the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change in Control table below.

Under the Transition Agreements, a change in control of Harley-Davidson means any one of the following:

•
the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•
the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•
at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements

We provide a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year's salary and up to one year of certain employee benefits if we terminate employment other than for cause.

Employment Agreements

We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment.

Tally Sheets

In 2012, for the purpose of having more information to contribute to the Committee's decision making, the Human Resources Committee reviewed tally sheets that management and the outside executive compensation advisor prepared. Tally sheets provide a more complete picture of the current and historical compensation of each NEO by recounting in detail the dollar value of the total compensation that we paid to each NEO for the past three years. The total dollar value includes base salary and short-term and long-term incentive compensation that we actually paid, and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also reflect each NEO's accumulated realized and unrealized stock option gains, any vested and unvested restricted stock awards and stock options at various stock values, and any outstanding long-term cash awards at target value and the amounts our NEOs will receive if they leave the company under various circumstances, such as retirement or termination in connection with a change in control. The Human Resources Committee believes that annual review of the tally sheets is helpful as part of their process to oversee the design of our executive compensation program.

“Clawbacks”

The Human Resources Committee has reviewed approaches to implement a compensation recoupment policy, which is also known as a “clawback” policy, and the Committee believes it is advisable to adopt a clawback policy. In 2010, Congress passed the Dodd-Frank Act, which requires many public companies to adopt clawback policies. The Committee has been awaiting final regulations under the Dodd-Frank Act before adopting a clawback policy to ensure that our policy complies. The SEC has not yet adopted the final regulations. As a result, the Committee has not yet adopted a policy pursuant to the Dodd-Frank Act. However, provisions of the Sarbanes-Oxley Act currently provide for clawbacks under certain circumstances that apply to our CEO and CFO. Once final regulations for the Dodd-Frank Act are published, the Committee intends to formally adopt a clawback policy that complies with that Act.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance-based compensation if certain conditions are met. The Human Resources Committee generally intends to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders' interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith E. Wandell
President and CEO	2012	$1,079,167	$474,919	$1,558,328	$1,565,755	$5,359,959	$—	$299,321	$10,337,449
	2011	$975,037	$365,639	$1,544,006	$1,734,598	$2,437,594	$—	$175,273	$7,232,147
	2010	$975,037	$—	$1,381,199	$1,636,681	$2,340,090	$—	$83,490	$6,416,498

John A. Olin
Senior Vice President	2012	$510,836	$83,624	$286,015	$287,361	$1,012,908	$497,000	$71,843	$2,749,587
and CFO	2011	$485,019	$29,101	$168,668	$189,486	$582,022	$249,000	$81,734	$1,785,030
	2010	$445,850	$—	$137,658	$372,617	$535,020	$79,000	$24,538	$1,594,684

Matthew S. Levatich
President and COO -	2012	$603,333	$135,970	$456,010	$458,178	$1,763,515	$1,218,000	$119,680	$4,754,686
Motor Company	2011	$564,188	$101,554	$338,989	$380,844	$1,015,539	$593,000	$71,755	$3,065,869
	2010	$525,020	$—	$300,979	$356,644	$945,036	$144,000	$157,387	$2,429,066

Lawrence G. Hund
President and COO -	2012	$472,500	$119,838	$306,680	$308,122	$1,214,284	$147,000	$29,550	$2,597,974
HDFS	2011	$457,500	$96,250	$285,012	$320,178	$641,667	$569,000	$29,300	$2,398,907
	2010	$445,000	$200,000	$265,970	$315,172	$623,000	$—	$29,300	$1,878,442

Tonit M. Calaway
Vice President,	2012	$366,669	$51,480	$146,021	$146,697	$608,825	$369,000	$60,480	$1,749,172
Human Resources

(1) NEOs earned a Leadership STIP during 2012 and received payment for the awards in 2013. We disclose this compensation in the table for the year in which it was earned. During 2012, Mr. Wandell, Mr. Olin, Mr. Levatich, Mr. Hund and Ms. Calaway received $70,232, $6,999, $15,303, $13,525 and $3,813, respectively, which represents a onetime payment relating to the transition to the cash-based long-term incentive program which was approved in 2010.

(2) We have calculated the compensation related to stock and option awards based on the grant date fair value of an award. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 18 of our financial statements included in our 2012 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.

(3) We disclose this compensation in the table for the year in which it was earned.  NEOs earned a Financial STIP for 2012 and a cash-based long-term incentive award for the performance period of 2010 through 2012 and received payment for these awards in 2013.

(4) The amounts in this column represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2011 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2012. Refer to the narrative to the Pension Benefits Table for further information.

(5) During 2012, Mr. Wandell received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, which we refer to as a perquisite payment, non-qualified deferred compensation plan contributions of $201,805, 401(k) plan contributions of $21,050, life insurance premiums of $10,607 and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.  Mr. Wandell also received additional benefits as perquisites with an incremental cost to us of $26,018 consisting of financial planning services, personal use of corporate aircraft (prior to entering into a time sharing agreement with Mr. Wandell in August 2012) and clothing. The compensation included for personal use of corporate aircraft prior to the time sharing agreement is based on the aggregate incremental cost to the company for each personal use flight. Because each NEO reimbursed the company at least the aggregate incremental cost in connection with personal flights during 2012 after entering into the time sharing agreements, no compensation relating to such flights is included in the table. If an NEO uses company aircraft for business purposes and the aircraft can accommodate additional passengers, there is no additional incremental cost.

During 2012, Mr. Levatich received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $44,250, 401(k) plan contributions, life insurance premiums of $13,071 and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. Mr. Levatich also received additional benefits as perquisites with an incremental cost of $21,171 consisting of financial planning services, personal use of company aircraft (prior to entering into a time sharing agreement with Mr. Levatich in August 2012) and clothing. The compensation included for personal use of corporate aircraft prior to the time sharing agreement is based on the aggregate incremental cost to the company for each personal use flight.

During 2012, Mr. Olin received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $25,515, 401(k) plan contributions, life insurance premiums of $14,600 and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

During 2012, Mr. Hund received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits and a 401(k) plan contribution.

During 2012, Ms. Calaway received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $14,313, 401(k) plan contributions, life insurance premiums and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. Ms. Calaway also received additional benefits as perquisites with an incremental cost of $11,590 consisting of financial planning services and clothing.

Grants of Plan Based Awards for 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Option (#) (2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith E.	Financial STIP		$713,542	$1,427,083	$2,854,167
Wandell	Long-term cash		$389,583	$1,558,333	$3,116,666
	Restricted stock	2/6/2012							34,385			$1,558,328
	Stock options	2/6/2012								110,032	$45.32	$1,565,755
John A.	Financial STIP		$207,188	$414,375	$828,750
Olin	Long-term cash		$71,500	$286,000	$572,000
	Restricted stock	2/6/2012							6,311			$286,015
	Stock options	2/6/2012								20,194	$45.32	$287,361
Matthew S.	Financial STIP		$317,500	$635,000	$1,270,000
Levatich	Long-term cash		$114,000	$456,000	$912,000
	Restricted stock	2/6/2012							10,062			$456,010
	Stock options	2/6/2012								32,198	$45.32	$458,178
Lawrence G.	Financial STIP		$185,938	$371,875	$743,750
Hund	Long-term cash		$76,667	$306,667	$613,334
	Restricted stock	2/6/2012							6,767			$306,680
	Stock options	2/6/2012								21,653	$45.32	$308,122
Tonit M.	Financial STIP		$127,021	$254,042	$508,083
Calaway	Long-term cash		$36,500	$146,000	$292,000
	Restricted stock	2/6/2012							3,222			$146,021
	Stock options	2/6/2012								10,309	$45.32	$146,697

(1) In February 2012, the Human Resources Committee approved a cash-based long-term incentive plan. Under this plan, the NEOs have the potential to earn the estimated future payouts that we disclose above based on performance during the three-year period ending December 2014 which we expect to pay out in February 2015. The 2012 cash-based long-term incentive awards will pay out based upon the attainment of average return on invested capital above a threshold amount. Payouts under the cash-based long-term incentive awards will vary between zero and 200% of the target value of long-term incentive opportunity attributable to these awards based upon results over the performance period. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

In December 2012, the Human Resources Committee approved the Motor Company STIP and HDFS STIP plans relating to 2013 performance. In 2013, all of the NEOs will participate in both the Motor Company and the HDFS STIPs based upon the following weighting: 90% Motor Company and 10% HDFS. Under these plans, each NEO has the potential to earn the estimated future payouts that we disclose above during 2013 which we would pay out in February 2014. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in February 2012 vest 33% after 1 year, 33% after 2 years, and 33% after 3 years. However, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of an award, all unvested shares under that award will automatically vest upon retirement. During the restricted period, each share of restricted stock entitles the recipient to receive payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2012, we maintained the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Long-term incentive awards

•	Perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites)

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Life insurance-related benefits, including payments in lieu of post-retirement life insurance

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section.

Outstanding Equity Awards at December 31, 2012

Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith E. Wandell (2)	20,326	56,776		$21.52	05/01/19
	130,205	65,103		$22.63	02/10/20
	39,848	79,697		$41.33	02/09/21
	—	110,032		$45.32	02/06/22	123,905	$6,050,281

John A. Olin (3)	11,104	—		$52.45	02/10/14
	7,081	—		$61.20	02/15/15
	5,793	—		$51.46	02/14/16
	6,111	—		$68.91	02/14/17
	28,760	—		$39.04	02/13/18
	16,940	5,647		$12.30	02/12/19
	22,500	7,500		$28.54	10/19/19
	29,643	14,822		$22.63	02/10/20
	4,353	8,706		$41.33	02/09/21
	—	20,194		$45.32	02/06/22	20,003	$976,746

Matthew S. Levatich (4)	8,883	—		$52.45	02/10/14
	5,957	—		$61.20	02/15/15
	5,356	—		$51.46	02/14/16
	9,149	—		$68.91	02/14/17
	19,447	—		$39.04	02/13/18
	—	7,701		$12.30	02/12/19
	—	14,519		$21.52	05/01/19
	—	14,187		$22.63	02/10/20
	8,749	17,498		$41.33	02/09/21
	—	32,198		$45.32	02/06/22	42,159	$2,058,624

Lawrence G. Hund (5)	30,039	10,014		$18.92	07/17/19
	25,073	12,537		$22.63	02/10/20
	7,355	14,711		$41.33	02/09/21
	—	21,653		$45.32	02/06/22	20,569	$1,004,384

Tonit M. Calaway (6)	591	—		$52.45	02/10/14
	876	—		$61.20	02/15/15
	1,024	—		$51.46	02/14/16
	3,198	—		$68.91	02/14/17
	1,302	—		$39.04	02/13/18
	—	2,695		$12.30	02/12/19
	—	8,535		$22.63	02/10/20
	1,935	3,872		$41.33	02/09/21
	—	10,309		$45.32	02/06/22	9,805	$478,778

 (1) We granted all options ten years prior to the expiration date. Each grant made in 2009 and prior vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant. Each grant made in 2010 and after vests ratably over a three year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

(2) Mr. Wandell's restricted shares vest as follows:
11,461 shares on February 6, 2013
12,453 shares on February 9, 2013
20,345 shares on February 10, 2013
44,269 shares on May 1, 2013
11,462 shares on February 6, 2014
12,453 shares on February 9, 2014
11,462 shares on February 6, 2015

(3) Mr. Olin's restricted shares vest as follows:
2,103 shares on February 6, 2013
1,360 shares on February 9, 2013
2,028 shares on February 10, 2013
8,943 shares on February 12, 2013
2,104 shares on February 6, 2014
1,361 shares on February 9, 2014
2,104 shares on February 6, 2015

(4) Mr. Levatich's restricted shares vest as follows:
3,354 shares on February 6, 2013
2,734 shares on February 9, 2013
4,434 shares on February 10, 2013
12,195 shares on February 12, 2013
10,000 shares on August 22, 2013
3,354 shares on February 6, 2014
2,734 shares on February 9, 2014
3,354 shares on February 6, 2015

(5) Mr. Hund's restricted shares vest as follows:
2,255 shares on February 6, 2013
2,299 shares on February 9, 2013
3,918 shares on February 10, 2013
5,286 shares on July 17, 2013
2,256 shares on February 6, 2014
2,299 shares on February 9, 2014
2,256 shares on February 6, 2015

(6) Ms. Calaway's restricted shares vest as follows:
1,074 shares on February 6, 2013
605 shares on February 9, 2013
1,105 shares on February 10, 2013
4,268 shares on February 12, 2013
1,074 shares on February 6, 2014
605 shares on February 9, 2014
1,074 shares on February 6, 2015

Option Exercises and Stock Vested in 2012

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	150,000	$4,029,058	$77,066	$3,877,447
John A. Olin	5,000	$52,083	$11,079	$514,193
Matthew S. Levatich	98,343	$2,681,434	$17,375	$806,128
Lawrence G. Hund	—	$—	$11,501	$519,270
Tonit M. Calaway	14,230	$408,138	$2,863	$132,678

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell		—	$—	$—
John A. Olin	Harley-Davidson Retirement Annuity Plan	9.7	$322,000	$—
	Restoration Plan	9.7	$684,000	$—
Matthew S. Levatich	Harley-Davidson Retirement Annuity Plan	18.4	$520,000	$—
	Restoration Plan	18.4	$1,777,000	$—
Lawrence G. Hund	Cash in lieu of life insurance	—	$716,000	$—
Tonit M. Calaway	Harley-Davidson Retirement Annuity Plan	14.3	$358,000	$—
	Restoration Plan	14.3	$335,000	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Harley-Davidson Retirement Annuity Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Olin, Mr. Levatich and Ms. Calaway are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Wandell is not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Harley-Davidson Retirement Annuity Plan. The monthly benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant's retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.

Vesting under the Harley-Davidson Retirement Annuity Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Harley-Davidson Retirement Annuity Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Harley-Davidson Retirement Annuity Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Harley-Davidson Retirement Annuity Plan as a plan qualified under the Internal Revenue Code and to counteract the effect of participation in the Harley-Davidson deferred compensation plan.

Approximately 105 employees participate in the Restoration Plan. Executives in the plan as of December 31, 2008 made an irrevocable election to receive their benefit from the Restoration Plan as either a single lump sum payment or a monthly payment.

Certain executives are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55 with 5 years of service. We have adopted this defined benefit in lieu of providing post-retirement life insurance. Mr. Hund was the only NEO entitled to this benefit as of December 31, 2012. The other NEOs were not entitled to this benefit as of December 31, 2012 because they would not have satisfied the requirements as of that date.

We computed the present value of each NEO's accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2012 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

Non-qualified Deferred Compensation

Name (1)	Executive Contribution in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)
Keith E. Wandell	$107,917	$201,805	$32,771	$—	$485,320
John A. Olin	$75,000	$25,588	$125,912	$—	$1,024,201
Matthew S. Levatich	$90,500	$44,266	$1,791	$—	$138,619
Tonit M. Calaway	$29,333	$14,313	$7,182	$—	$85,298
Lawrence G. Hund	$—	$—	$—	$—	$—

(1) Messrs. Wandell, Olin and Levatich and Ms. Calaway participate in the Harley-Davidson non-qualified deferred compensation plan. Mr. Hund is eligible to participate in the Harley-Davidson Financial Services non-qualified deferred compensation plan, but has not elected to participate in such plan.

(2) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO's salary or non-equity incentive plan compensation reported in the Summary Compensation Table.

(3) Under the Harley-Davidson plan, the company matches up to 50 percent of employee deferred compensation plan contributions (including contributions to the company's 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers (“Matching Contribution”) for individuals hired prior to August 1, 2006. For employees hired after August 1, 2006, the match is up to 75% on the first six percent of cash compensation that an executive defers. In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Harley-Davidson Retirement Annuity Plan during the same period may receive an additional employer contribution of four percent of their eligible pay (“Retirement Contribution”). The total amount of such employer contributions that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to the NEO's 401(k) account. We reflect these contributions as a component of all other compensation in the Summary Compensation Table.

(4) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(5) The total amount of executive and registrant non-qualified deferred compensation plan contributions included in the aggregate deferred compensation balance above that is also included as compensation in the Summary Compensation Table in the aggregate for all years presented is as follows: Mr. Wandell-$443,140, Mr. Olin-$387,865, Mr. Levatich-$135,666, Mr. Hund-$0 and Ms. Calaway-$43,646.

Payments Made Upon Termination

Regardless of the manner in which an NEO's employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

·    non-equity incentive compensation earned during the fiscal year;

·    amounts contributed under our Deferred Compensation Plan;

·    unused vacation pay; and

·    amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

Change in Control

We have entered into a Transition Agreement with Messrs. Wandell, Olin, Levatich and Hund. The Transition Agreement provides that, if we terminate the individual's employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis-Transition Agreements.” That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change in control (but may become vested if we terminate the individual's employment for any reason other than cause within two years after a change in control). All other restricted stock awards and option grants that we made under our 2009 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2012. The actual amounts to be paid can only be determined at the time of a change in control or the executive's termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Lawrence G. Hund	Tonit M. Calaway
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance	$11,709,698	$3,378,370	$5,181,278	$3,634,725	$—
Interrupted Bonus	$2,437,500	$588,000	$1,026,000	$644,000	$—
Retirement Benefits (a)
Pension Plans (b)	$—	$1,177,000	$2,495,000	$—	$—
Savings Plans/Deferred Compensation Plan (c)	$468,388	$—	$—	$27,000	$—
Retiree medical	$—	$—	$—	$—	$—
Subtotal (a)+(b)+(c)	$468,388	$1,177,000	$2,495,000	$27,000	$—
Other Benefits
Health & Welfare(d)	$94,068	$71,785	$55,527	$44,102	$—
Outplacement(e)	$30,000	$30,000	$30,000	$30,000	$—
Perquisites(f)	$88,800	$60,900	$88,800	$60,900	$—
Tax Gross-Ups(g)	$—	$—	$—	$—	$—
Subtotal (d)+(e)+(f)+(g)	$212,868	$162,685	$174,327	$135,002	$—
Equity
Restricted Stock(h)	$6,050,232	$540,027	$974,810	$1,004,303	$—
Unexercisable Options(i)	$4,240,166	$524,504	$615,932	$814,289	$—
Subtotal (h)+(i)	$10,290,398	$1,064,531	$1,590,742	$1,818,592	$—
Total	$25,118,852	$6,370,586	$10,467,347	$6,259,319	$—
EARNED COMPENSATION (payment not contingent on termination)
Equity
Long-term Cash	$1,548,777	$207,778	$378,000	$190,000	$—
Restricted Stock	$—	$436,687	$1,083,782	$—	$478,762
Unexercisable Options	$—	$358,451	$677,804	$—	$387,276
Total	$1,548,777	$1,002,916	$2,139,586	$190,000	$866,038
Total	$1,548,777	$1,002,916	$2,139,586	$190,000	$866,038
GRAND TOTAL	$26,667,629	$7,373,502	$12,606,933	$6,449,319	$866,038

(a) For each NEO that is a party to a Transition Agreement, the cash severance reflects the product of three times the sum of the NEO's highest annual base pay in the preceding five years plus the higher of the NEO's bonus opportunity (at target) for the year in which the change in control event occurs or the highest annual bonus in the preceding five years.

(b) For each NEO that is a party to a Transition Agreement, the interrupted bonus reflects the higher of the NEO's target STIP opportunity for 2012 or the actual bonus earned in 2011 on the assumption that the actual bonus for 2012 would not have been determined had the change in control occurred December 31, 2012. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the STIP upon a change of control.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. Under the Transition Agreements with Messrs. Wandell, Olin, Levatich and Hund, to the extent that payments to these executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) We calculated the present values of qualified and nonqualified pension plan benefits using the same actuarial assumptions that we used for the Pension Benefits Table.

(e) Pursuant to Transition Agreements with Mr. Wandell and Mr. Hund, because they are not eligible to participate in our defined benefit pension plan, they are entitled to certain other benefits upon a termination following a change in control in a manner that entitles them to cash severance. Mr. Wandell is entitled to an amount equal to the employer retirement contribution that would have been made under our qualified and nonqualified defined contribution plans if his employment had continued for three additional years (but not beyond age 65). The employer retirement contribution is 4% of base salary and annual bonus paid during the calendar year preceding the year of the change in control or the year of termination, whichever is more beneficial to Mr. Wandell. We calculated the estimated payment amount based upon Mr. Wandell's annual salary rate as of December 31, 2012 and his 2011 bonus which was paid in 2012. Mr. Hund is entitled to the value of three years of the company contribution to the Harley-Davidson Financial Services 401(k) Plan, which is the maximum of $9,000 per year.

(f) For each NEO, amounts reflect the value of restricted stock and unvested options awards that become vested upon a termination following a change in control. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements.

(g) We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock held by each NEO based upon the aggregate market value of such shares. We used a price of $48.83 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2012, as reported by the New York Stock Exchange.

(h) For each NEO, amounts reflect the target value of cash long-term incentive awards and the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive's employment is actually terminated. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the cash long-term incentive awards upon a change of control. Equity awards that we made to Messrs. Wandell, Levatich, Hund and Olin under our 2009 Incentive Stock Plan do not vest upon a change in control (but may become vested if we terminate the executive's employment for any reason other than cause within two years after a change in control). Because Ms. Calaway is not a party to a Transition Agreement, equity awards that we made to her under our 2009 Incentive Stock Plan will vest upon a change in control without regard to termination of employment resulting from such change in control.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO's employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO's death or disability. Six months after the date of termination, the NEO would be entitled to receive a lump sum payment equal to the executive's annual base salary. Each Severance Benefits Agreement ceases to be applicable if the Transition Agreement for the executive becomes effective.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect estimates of the cost of providing the medical, dental and vision coverage, the value to the NEO of life insurance coverage (based on tables used for tax purposes) and reimbursement for taxes related to that value.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled under our stock, 401(k), compensation, pension and deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2012. The actual amounts to be paid can only be determined at the time of the executive's termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Larry G. Hund	Tonit M. Calaway
Cash Severance	$1,100,000	$515,000	$610,000	$475,000	$370,000
Other Benefits
Health and Welfare	$15,228	$20,832	$15,720	$14,611	$15,720
Continuation of Life Insurance	$16,128	$3,096	$2,789	$90	$1,692
Total	$1,131,356	$538,928	$628,509	$489,701	$387,412

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (in general, for reasons other than death, disability or cause) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the Human Resources Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO's office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, for certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares under that award will automatically vest upon retirement. As we disclose in the table above that presents the amounts payable to each NEO upon a change in control, certain restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO's employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2012. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $48.83 per share to determine market value, which was the closing price of our common stock on December 31, 2012, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO's Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company(1)
Keith E. Wandell	$2,209,606	$4,129,375	$2,209,606
John A. Olin	$—	$678,815	$—
Matthew S. Levatich	$—	$1,506,134	$—
Lawrence G. Hund	$673,952	$635,532	$673,952
Tonit M. Calaway	$—	$330,493	$—

(1) While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If an NEO other than Mr. Hund dies while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO (other than Mr. Hund) is entitled to three times annual base pay in the event of his or her death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO other than Mr. Hund, we report premiums that we paid for this life insurance as part of All Other Compensation in the Summary Compensation Table. Mr. Hund and other employees of HDFS are not entitled to this benefit, but Mr. Hund participates on the same terms as other HDFS salaried employees in HDFS' group life insurance. In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.

Under the form of our Transition Agreement with Messrs. Wandell, Levatich and Olin, if the NEO's death occurs during employment, then no benefits are payable under the Transition Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO's death during active employment after a change in control entitles the NEO's estate to a cash payment, then health benefit coverage for the NEO's eligible dependents will continue until the earlier to occur of one year following the executive's death or three years following the executive's termination. All other welfare benefit coverage will cease at the date of the NEO's death.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Barry K. Allen	$100,000	$100,000	$—	$—	$—	$—	$200,000
R. John Anderson	$100,000	$100,000	$—	$—	$—	$—	$200,000
Richard I. Beattie	$140,000	$100,000	$—	$—	$—	$—	$240,000
Martha F. Brooks	$110,000	$100,000	$—	$—	$—	$—	$210,000
Michael J. Cave (4)	$—	$—	$—	$—	$—	$—	$—
George H. Conrades	$100,000	$100,000	$—	$—	$—	$—	$200,000
Donald A. James	$100,000	$100,000	$—	$—	$—	$—	$200,000
Sara L. Levinson	$100,000	$100,000	$—	$—	$—	$—	$200,000
N. Thomas Linebarger	$105,000	$100,000	$—	$—	$—	$—	$205,000
George L. Miles, Jr.	$105,000	$100,000	$—	$—	$—	$—	$205,000
James A. Norling	$120,000	$100,000	$—	$—	$—	$—	$220,000
Jochen Zeitz	$115,000	$100,000	$—	$—	$—	$—	$215,000

(1) Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2012 was $100,000 for R. John Anderson; $70,000 for Richard I. Beattie; $55,000 for Martha F. Brooks; $100,000 for George H. Conrades; $100,000 for Donald A. James; and $105,000 for N. Thomas Linebarger.

(2) In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in September 2012. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until the later of September 2014 or five years after the date of election as a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 18 of our financial statements included in our 2012 Annual Report on Form 10-K for additional information related to the company's stock awards.

(4) On December 4, 2012, the Board voted to increase the size of the Board from twelve persons to thirteen persons and to elect Michael J. Cave as a new director. The Director Compensation Policy is applicable to Mr. Cave as a non-employee director. As a result of Mr. Cave’s election to the Board he received, in January 2013, a pro-rata portion of the current $100,000 annual retainer that the company pays to non-employee directors and the $5,000 annual retainer for serving as a member of the Audit Committee. Also in January 2013, Mr. Cave received, a grant of 1,910.9497 share units pursuant to the Director Stock Plan which is the amount of share units last granted to each of the outside directors under that plan in 2012. Mr. Cave received this compensation following his first Board meeting as a director which took place in January 2013. Therefore, no compensation is reflected for Mr. Cave in the 2012 Director Compensation Table.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $100,000 in fiscal 2012. Mr. Beattie received an additional $25,000 for his service as the Presiding Director of the Board. For serving as the chairperson of the Human Resources, Nominating or Sustainability Committees, a non-employee director received an additional annual retainer fee of $10,000. The Chairperson of the Audit Committee received an additional $20,000 annual retainer fee and other members of the Audit Committee received an additional $5,000 annual retainer fee in recognition of their Audit Committee service. Directors who are our employees (currently Mr. Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2012, the size of that grant was equal to the number of shares of common stock having a value of $100,000 for all directors.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors' services in shares of common stock or share units.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual Financial STIP incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. Our annual Leadership STIP rewards our executives on achievement of individual strategic goals and demonstration of leadership behaviors. The annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking.

The other major component of our executive officers’ compensation is long-term incentives through a mix of stock options, restricted stock and long-term cash incentive awards that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking. The value of the equity-based awards is tied to our stock price, and long-term cash incentive awards are subject to maximum payouts. In addition, grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the Financial and Leadership STIP plans, which focuses behaviors on broad-based financial performance of the company as a whole, the Motor Company and HDFS as well as leadership behaviors, and the structure of the long-term incentive program, which rewards individuals for share price appreciation and performance relative to strategic goals, achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not provide incentives for participants to engage in making risky decisions in their management of the business.

HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2012 Human Resources Committee of the Board of Directors

R. John Anderson
Martha F. Brooks, Chairperson
George H. Conrades
Sara L. Levinson

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member's responsibility to attend meetings and review all pre-meeting materials.

We have a Code of Business Conduct that applies to all of our employees, officers and Board members. In 2012, the Code of Business Conduct was revised to reflect an increased global focus as well as business, law and company policy updates, as part of a multi-year plan to increase awareness, understanding, and accountability relating to our company's global corporate compliance and ethics. The Code of Business Conduct reporting helpline, website and phone numbers were also updated to ensure all employees globally can easily ask Code-related questions or report a potential Code violation. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct. We also have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved. The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the four committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board's committees and the Directors. In addition, the Nominating Committee reviews the CEO's performance and reviews and approves the CEO's compensation, as recommended by the Human Resources Committee.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the "Corporate Governance Principles and Board Matters-Independence of Directors" and the "Certain Transactions" sections. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2012 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen
R. John Anderson
Richard I. Beattie, Chairperson
Martha F. Brooks
Michael J. Cave (as of December 2012)
George H. Conrades
Sara L. Levinson
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling
Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson's financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of six members, four of whom (Messrs. Cave, Linebarger, Miles and Zeitz) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

Harley-Davidson has a Financial Code of Ethics, which has been signed by the following: Harley-Davidson's CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson's Disclosure Committee.

Harley-Davidson's internal audit function continues to perform an essential role in Harley-Davidson's efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson's CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Audit Committee and ultimately the Board and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditor is accountable to the Audit Committee and to the Board. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm serving as the company's independent auditor. However, the Audit Committee will seek shareholder ratification of its choice of independent auditor at Harley-Davidson's annual meeting of shareholders.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson's internal control system over financial reporting as of December 31, 2012. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson's internal control over financial reporting as of December 31, 2012 was audited by Ernst & Young LLP, Harley-Davidson's independent auditor for the 2012 fiscal year.

The Audit Committee has reviewed and discussed Harley-Davidson's audited financial statements for the 2012 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended (AICPA, Professional Standards, Vol. 1, AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2012 fiscal year be included in Harley-Davidson's Annual Report on Form 10-K for the 2012 fiscal year for filing with the SEC.

2012 Audit Committee of the Board of Directors

Richard I. Beattie
Michael J. Cave (as of December 2012)
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling, Chairperson
Jochen Zeitz

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2014 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 15, 2013.

A shareholder who otherwise intends to present business at the 2014 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2014 annual meeting that complies with the Restated Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2014 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing the Notice of Internet Availability of Proxy Materials on March 15, 2013, we must receive notice of a proposal for shareholders to consider at the 2014 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 14, 2014.

If we receive the notice after January 14, 2014, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2014 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2014 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2014 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by email at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement from their broker, bank or other nominee may request delivery of a single copy by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Jones
Secretary

Milwaukee, Wisconsin
March 15, 2013

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2013.

HARLEY-DAVIDSON, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

HARLEY-DAVIDSON, INC.
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 27, 2013
Date: April 27, 2013 **Time:** 10:30 AM
Location: Harley-Davidson Museum
400 West Canal Street
Milwaukee, Wisconsin

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M53463-P35371

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL*:* sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Inquiries, instructions and other requests sent to this e-mail address will NOT be forwarded or reviewed. Please make the request as instructed above on or before April 13, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: You can use this Notice as your admission ticket to the shareholder meeting. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Phone: You can vote by phone by requesting a paper copy of the materials, or by viewing the proxy materials at www.proxyvote.com. A toll-free number will be provided in each case.

M53464-P35371

Voting Items

A. Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors

Nominees:

01) Barry K. Allen
02) R. John Anderson
03) Richard I. Beattie
04) Martha F. Brooks
05) Michael J. Cave
06) George H. Conrades
07) Donald A. James
08) Sara L. Levinson
09) N. Thomas Linebarger
10) George L. Miles, Jr.
11) James A. Norling
12) Keith E. Wandell
13) Jochen Zeitz

M53465-P35371

HARLEY-DAVIDSON, INC.
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

Electronic Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53454-P35371-Z59798 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARLEY-DAVIDSON, INC.

A. Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, and FOR Proposal 3.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barry K. Allen
02) R. John Anderson
03) Richard I. Beattie
04) Martha F. Brooks
05) Michael J. Cave
06) George H. Conrades
07) Donald A. James
08) Sara L. Levinson
09) N. Thomas Linebarger
10) George L. Miles, Jr.
11) James A. Norling
12) Keith E. Wandell
13) Jochen Zeitz

For address changes and/or comments, please check this box and write them on the back of this card where indicated. ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M53455-P35371-Z59798

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 27, 2013 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints John A. Olin and Paul J. Jones and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on February 27, 2013 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 27, 2013 and at any adjournment or postponement of the meeting (the "Meeting").

Without limiting the generality of this Proxy Card, Messrs. Olin and Jones are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (I) the listed director nominees (Proposal 1); (II) approval, by advisory vote, of the compensation of our named executive officers (Proposal 2); and (III) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors (Proposal 3).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

HarleyDavidson Q & A_Layout 1 3/11/13 10:27 AM Page 1

HARLEY-DAVIDSON, INC.

Q & A

Why am I receiving a Notice regarding the availability of Proxy Materials?

THE NOTICE CAN BE YOUR ADMISSION TICKET TO THE 2013 ANNUAL MEETING!

Please bring the Notice and valid photo identification to the 2013 Annual Meeting.

Why did I receive the Notice of Internet Availability (Notice) and not the printed proxy materials?

In 2007, the SEC adopted Notice and Access Rules. Companies are permitted to send the enclosed **Notice** instead of a full printed set of proxy materials. The **Notice** gives you instructions on how to view your company's proxy materials and vote online or how to receive a full set of printed materials by mail.

There are several advantages to your company sending a **Notice** instead of a full set of materials:

- Lowers your company's printing and mailing costs.
- Reduces environmental impact - saves trees and reduces fossil fuel consumption.
- Allows faster notification of how to access materials in an easily searchable format.

How do I view the proxy materials online?

Go to **www.ProxyVote.com** and follow the instructions to view the materials. You will need to provide the information printed in the box marked by the arrow → 1234 5678 9042 located on the **Notice.**

What if I still prefer to receive a paper copy of the proxy materials and vote instruction form?

You can easily request a paper copy at no cost. You will need the information on the **Notice** that is printed in the box marked by the arrow → 1234 5678 9042 Please select from one of the three options below.

- By **INTERNET** at www.ProxyVote.com
- By **TELEPHONE**, toll-free at 800-579-1639; or
- By sending an **E-MAIL** to sendmaterial@proxyvote.com; simply enter the information in the box from the **Notice** in the subject line. No other information is necessary.

HarleyDavidson Q & A_Layout 1 3/11/13 10:27 AM Page 2

HARLEY-DAVIDSON, INC.

Q & A

Why am I receiving a Notice regarding the availability of Proxy Materials?

THE NOTICE CAN BE YOUR ADMISSION TICKET TO THE 2013 ANNUAL MEETING!

Please bring the Notice and valid photo identification to the 2013 Annual Meeting.

Can I request to receive my materials by e-mail rather than receive a Notice?

You may request to receive proxy materials for all future meetings either by e-mail or in paper form by mail. To request future copies by e-mail, go to www.ProxyVote.com or www.investordelivery.com and follow the electronic delivery enrollment instructions.

How can I vote my shares?

- You may vote your shares via the **INTERNET** at **www.ProxyVote.com.**
- You will need to provide the information printed in the box marked by the arrow → 1234 5678 9042 located on the **Notice**. You are encouraged to read all of the proxy materials before voting your shares as they contain important information for making an informed voting decision.
- You may vote your shares **BY MAIL** by requesting a paper copy of the proxy materials.
- You may vote your shares **BY PHONE** by requesting a paper copy of the proxy materials or by viewing the proxy materials at **www.ProxyVote.com** at which time a toll-free number will be provided. You will need a touch tone telephone to vote by phone.
- You may also vote your shares **IN PERSON** at the company's meeting. Please refer to the proxy statement for specific instructions.

You MAY NOT use your Notice to vote your shares. It is **NOT** a form for voting. If you send the **Notice** back your vote will not count.

For more information please visit, **www.sec.gov/spotlight/proxymatters/e-proxy.shtml**